Exhibit 10.25
Office Lease Agreement
By and Between
6200 Stoneridge Mall Road Investors llc,
a Delaware limited liability company
as Landlord
and
Callidus Software Inc.,
a Delaware corporation
as Tenant
Dated March 30, 2010

i

Index of Exhibits

A	Diagram of the Premises

B	Tenant Improvements Work Letter

C	Rules and Regulations

D	Form of Estoppel Certificate

E	Form of Subordination Non-Disturbance Agreement

F	List of IT Equipment
Index of Defined Terms

ADA	18
Additional Rent	2
After Hours HVAC	11
Alteration	20
Alterations	20
Anti-Terrorism Law	50
Appraisal Panel	53
Base Insurance Expenses	6
Base Operating Expenses	6
Base Rent	2
Base Taxes	6
Base Utility Expenses	6
Base Year	6
Basic Lease Information	1
Building	1
Casualty Discovery Date	28
Chronic delinquency	36
Chronic overuse	36
Commencement Date	2
Common Areas	1
Comparison Leases	54
Computation Year	6
Condemnation	30
CPA	9
Default	35
Electric Service Provider	11
Environmental Laws	42
Executive Order No. 13224	50
Existing Wiring	20
Expense Exclusions	6
Expense Period	10
Expiration Date	2

Extension Notice	52
Extension Term	52
Force Majeure	52
Guarantor	35
Hazardous Materials	42
Holder	47
Insurance Expenses	4
IT Equipment	56
Landlord Parties	46
Landlord’s Agents	17
Landlord’s Determination	53
Landlord’s Insureds	23
Laws	17
Lease	1
Mold Conditions	44
Mold Prevention Practices	44
Monument Sign	25
Negotiation Period	53
Normal Business Hours	10
Operating Expenses	3
Option	52
Parapet Sign	26
Parking Areas	1
Premises	1
Prevailing Market Rate	54
Private Restrictions	17
Prohibited Person	50
Project	1
Proportionate Share	8
Reduced Electrical Rate	6
Rent	9
Report Date	10
Rules and Regulations	47
Signage Criteria	26
Successor Landlord	41
Superior Lease(s)	41
Superior Lessor	41
Superior Mortgage(s)	41
Superior Mortgagee	41
Systems	3
Taxes	5
Tenant’s Agents	17
Tenant’s Determination	53
Tenant’s Property	24
Term	2
Third CPA	10

USA Patriot Act	50
Utilities	5
Utility Expenses	5
Visitors	48

v

Lease Agreement
Basic Lease Information

Lease Date:	March 30, 2010

Landlord:	6200 Stoneridge Mall Road Investors llc, a Delaware limited liability company

Landlord’s Address:	c/o UBS Realty Investors llc 455 Market Street, Suite 1540 San Francisco, California 94105 Attention: Asset Manager, Pleasanton Corporate Commons

All notices sent to Landlord under this Lease shall be sent to the above address, with copies to:

Hines 6200 Stoneridge Mall Road, Suite 320 Pleasanton, California 94588 Attention: Property Manager

Tenant:	Callidus Software Inc., a Delaware corporation

Tenant’s Contact Person:	V. Holly Albert

Tenant’s Address and Telephone Number:	Prior to the Commencement Date:

160 West Santa Clara Street, 13th Floor San Jose, California 95133

Following the Commencement Date:

6200 Stoneridge Mall Road, Suite 500 Pleasanton, California 94588

Premises Square Footage:
Approximately Thirty Two Thousand Thirty-Four (32,034) rentable square feet, including 30,772 rentable square feet located in Suite 500 on the fifth (5th) floor as well 1,262 rentable square feet located in a server room on the ground floor.

Premises Address:	6200 Stoneridge Mall Road, Suite 500 Pleasanton, California 94588

Project:	Pleasanton Corporate Commons, 6200 — 6230 Stoneridge Mall

Road, Pleasanton, California, containing approximately 595,608 rentable square feet, together with the land on which the Project is situated and all Common Areas

Building:	6200 Stoneridge Mall Road, Pleasanton, California, containing approximately 148,902 rentable square feet

Tenant’s Proportionate Share of Project:	5.38%

Tenant’s Proportionate Share of Building:	21.51%

Length of Term:	Eighty-four (84) months

Commencement Date:	August 1, 2010

Expiration Date:	July 31, 2017

Base Rent:
	Months	Sq. Ft.	Monthly Base Rate	Monthly Base Rent
	1 - 6	32,034	× $0.00	= $0.00
	7 - 12	32,034	× $1.75	= $56,059.50
	13 - 24	32,034	× $1.80	= $57,661.20
	25 - 36	32,034	× $1.85	= $59,262.90
	37 - 48	32,034	× $1.90	= $60,864.60
	49 - 60	32,034	× $1.95	= $62,466.30
	61 - 72	32,034	× $2.00	= $64,068.00
	73 - 84	32,034	× $2.05	= $65,669.70

Prepaid Base Rent:	Fifty-Six Thousand Fifty-Nine and 50/100 Dollars ($56,059.50)

Month(s) to which Prepaid Base Rent will be Applied:	Seventh (7th) month of the Term

Base Year:	2010

Security Deposit:	Six Hundred Thousand Dollars ($600,000.00)

Permitted Use:	General office and administrative use, including a software lab and customer training.

Unreserved Parking Spaces:	One Hundred Twelve (112) nonexclusive and undesignated parking spaces

Broker(s):	Collier’s International (Landlord’s Broker) Cushman & Wakefield (Tenant’s Broker)

Office Lease Agreement
     This Office Lease Agreement is made and entered into by and between Landlord and Tenant on the Lease Date. The defined terms used in this Lease which are defined in the Basic Lease Information attached to this Lease Agreement (“Basic Lease Information”) shall have the meaning and definition given them in the Basic Lease Information. The Basic Lease Information, the exhibits, the addendum or addenda described in the Basic Lease Information, and this Lease Agreement are and shall be construed as a single instrument and are referred to herein as the “Lease.”
1. Demise
     In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, Landlord does hereby lease to Tenant, and Tenant does hereby hire and take from Landlord, the Premises described below (the “Premises”), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.
2. Premises
     The Premises demised by this Lease are located in that certain building (the “Building”) specified in the Basic Lease Information, which Building is located in that certain real estate development (the “Project”) specified in the Basic Lease Information. The Premises has the address and contains the square footage specified in the Basic Lease Information; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and, except as expressly set forth in Paragraphs 4(d)(iii), no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less. The location and dimensions of the Premises are depicted on Exhibit A, which is attached hereto and incorporated herein by this reference. Tenant shall have the non-exclusive right (in common with the other tenants, Landlord and any other person granted use by Landlord) to use the Common Areas (as hereinafter defined), except that, with respect to the Project’s parking areas (the “Parking Areas”), Tenant shall have only the rights, if any, set forth in Paragraph 43(b) below. For purposes of this Lease, the term “Common Areas” shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Project that are, from time to time, provided and designated by Landlord for the non-exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, guests and invitees.
     Landlord has the right, in its sole discretion, from time to time, to: (a) make changes to the Common Areas, the Building and/or the Project, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, Parking Areas, ingress, egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (b) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) add additional buildings and improvements to the Common Areas or remove existing buildings or improvements therefrom; (d) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (e) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas, the Building and/or the Project as Landlord may, in its sole discretion, deem to be appropriate. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Building which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building which are located within the Premises or located elsewhere in the Building. In connection with any of the foregoing activities of Landlord, Landlord shall not materially and adversely interfere with Tenant’s access to and use of the Premises.
     No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
3. Term
     The term of this Lease (the “Term”) shall commence on August 1, 2010 (the “Commencement Date”) and shall terminate on July 31, 2017 (the “Expiration Date”), subject to possible extension or early termination by Tenant as set forth in Paragraphs 54 and 56, respectively.
4. Rent
     (a) Base Rent. Tenant shall pay to Landlord, in advance on the first day of each month, without further notice or demand and without abatement, offset, rebate, credit or deduction for any reason whatsoever, the monthly installments of rent specified in the Basic Lease Information (the “Base Rent”).
     Upon execution of this Lease, Tenant shall pay to Landlord the Security Deposit and the Prepaid Base Rent specified in the Basic Lease Information to be applied toward Base Rent for the month of the Term specified in the Basic Lease Information.
     As used in this Lease, the term “Additional Rent” shall mean all sums of money, other than Base Rent, that shall become due from and payable by Tenant pursuant to this Lease.
     (b) Additional Rent.
          (i) During the Term, in addition to the Base Rent, Tenant shall pay to Landlord as Additional Rent, in accordance with this Paragraph 4, (A) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Operating Expenses (as defined below) attributable to each Computation Year (as defined below) over Base Operating Expenses (as defined below), (B) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Insurance Expenses (as defined below) attributable to each Computation Year over Base Insurance Expenses (as defined below), (C) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Utility Expenses (as defined below) attributable to each Computation Year over Base Utility Expenses (as defined below), and (D) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in

Taxes (as defined below) attributable to each Computation Year over Base Taxes (as defined below).
          (ii) As used in this Lease, the following terms shall have the meanings specified:
               (A) “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management and repair of the Premises, the Building and/or the Project or any part thereof, including, without limitation, all the following items:
                    (1) Common Area Operating Expenses. All costs to operate, maintain, repair, replace, supervise, insure and administer the Common Areas, including, without limitation, any Parking Areas owned by Landlord for the use of tenants, and further including, without limitation, supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, including Parking Areas (including, without limitation, all costs of resurfacing and restriping Parking Areas), signs and directories on the Building and/or the Project, landscaping (including, without limitation, maintenance contracts and fees payable to landscaping consultants), amenities, sprinkler systems, sidewalks, walkways, driveways, curbs, lighting systems and security services, if any, provided by Landlord for the Common Areas, and any charges, assessments, costs or fees levied by any association or entity of which the Project or any part thereof is a member or to which the Project or any part thereof is subject.
                    (2) Parking Charges; Public Transportation Expenses. Any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building or the Project, and the cost of maintaining any public transit system, vanpool, or other public or semi-public transportation imposed upon Landlord’s ownership and operation of the Building and/or the Project.
                    (3) Maintenance and Repair Costs. All costs to maintain, repair, and replace the Premises, the Building and/or the Project or any part thereof and the personal property used in conjunction therewith, including insurance deductibles (subject to the limitations on earthquake deductibles as set forth in Paragraph 4(b)(ii)(B) below) and, without limitation, (a) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (b) all costs to maintain, repair and replace the roof coverings of the Building or the Project or any part thereof, (c) all costs to maintain, repair and replace the heating, ventilating, air conditioning, plumbing, sewer, drainage, electrical, fire protection, escalator, elevator, life safety and security systems and other mechanical, electrical and communications systems and equipment serving the Premises, the Building and/or the Project or any part thereof (collectively, the “Systems”), (d) the cost of all cleaning and janitorial services and supplies, the cost of window glass replacement and repair, and (e) the cost of maintenance, depreciation and replacement of machinery, tools and equipment (if owned by Landlord) and for rental paid for such machinery, tools and equipment (if rented) used in connection with the operation or maintenance of the Building.

                    (4) Life Safety and Security Costs. All costs to install, maintain, repair and replace all life safety systems, including, without limitation, (a) all fire alarm systems, serving the Premises, the Building and/or the Project or any part thereof (including all maintenance contracts and fees payable to life safety consultants) whether such systems are or shall be required by Landlord’s insurance carriers, Laws (as hereinafter defined) or otherwise, and (b) all costs of security and security systems at the Project, including, without limitation; (i) wages and salaries (including management fees) of all employees engaged in the security of the Project; (ii) all supplies, materials, equipment, and devices used in the security of the Project, and any upgrades thereto; and (iii) all service or maintenance contracts with independent contractors for Project security, including, without limitation, alarm service personnel, security guards, watchmen, and any other security personnel.
                    (5) Management and Administration. All costs for management and administration of the Premises, the Building and/or the Project or any part thereof, including, without limitation, a property management fee not exceed a commercially reasonable amount (and, in any event, not to exceed four percent (4%) of the Project’s gross receipts), accounting, auditing, billing, postage, salaries and benefits for all employees and contractors engaged in the management, operation, maintenance, repair and protection of the Building and the Project, whether located on the Project or off-site, payroll taxes and legal and accounting costs, fees for licenses and permits related to the ownership and operation of the Project, and office rent for the Building and/or Project management office or the rental value of such office if it is located within the Building and/or Project.
                    (6) Capital Improvements. Amounts paid for capital improvements or other capital costs incurred in connection with the Project (a) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, but only to the extent of the cost savings actually realized, (b) that are required to comply with present or anticipated conservation programs, (c) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, as set forth in this Paragraph 4(b)(ii)(A), (d) that are required under any governmental law or regulation, or (e) which Landlord determines, in its sole discretion are necessary to enhance Building security and improve security measures at the Project; provided, however, that in all such cases, such capital improvements shall be amortized over the useful life of such item, as determined by industry standard commercial real estate accounting practices at an interest rate equal to Landlord’s then cost of funds.
     Notwithstanding anything in this Paragraph 4(b) to the contrary, Insurance Expenses, Utility Expenses and Taxes shall not be deemed to constitute “Operating Expenses” for purposes of this Paragraph 4(b)(ii)(A).
               (B) “Insurance Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, including, without limitation, premiums for “all risk” fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance, earthquake insurance, flood or surface water coverage, and other insurance as Landlord deems necessary in its sole discretion, and any deductibles paid under policies of any such insurance; provided, however, that with respect to earthquake insurance deductibles, to the extent any such earthquake damage related to items which are capital items (the normal replacement of which would be capitalized under generally accepted commercial real estate accounting practices) then such deductible shall be allocated among such capital and non-capital items and the pro rata share of the deductible payable by tenant shall be limited to the costs of the damage which are allocable to the remainder of the Term (including any renewal term) based upon the costs of the non-capital items and the amortization of the capital items over their useful life, as determined by generally accepted commercial real estate accounting practices. Additionally, with respect to any particular casualty event affecting the Project, in no event shall Tenant’s Proportionate Share of any individual insurance deductible exceed Thirty Two Thousand Dollars ($32,000.00). The foregoing shall not be deemed an agreement by Landlord to carry any particular insurance relating to the Premises, Building, or Project.
               (C) “Utility Expenses” means the cost of all electricity, water, gas, sewers, oil, carbon reduction credits, and other utilities (collectively, “Utilities”), including any surcharges imposed by the service provider or governmental authority, serving the Premises, the Building and the Project or any part thereof that are not separately metered to Tenant or any other tenant, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Building and/or the Project, as contemplated in Paragraph 5 below.
               (D) “Taxes” means all real estate taxes and assessments, which shall include any form of tax, assessment (including any special or general assessments and any assessments or charges for Utilities or similar purposes included within any tax bill for the Building or the Project or any part thereof, including, without limitation, entitlement fees, allocation unit fees and/or any similar fees or charges), fee, license fee, business license fee, levy, penalty (if a result of Tenant’s delinquency), sales tax, rent tax, occupancy tax or other tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is determined by the area of the Premises, the Building and/or the Project or any part thereof, or the Rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, (i) any gross income or excise tax levied by any of the foregoing authorities, with respect to receipt of Rent and/or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Premises, the Building and/or the Project or any part thereof, (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Building and/or the Project; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Building and/or the Project, whether or not now customary or within the contemplation of the parties; or surcharged against the Parking Areas. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of real property taxes for purposes of this Lease. “Taxes” shall also include reasonable legal and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce taxes, Landlord specifically reserving the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any taxes.
               (E) “Base Year” shall mean the calendar year specified in the Basic Lease Information.
               (F) “Base Operating Expenses” shall mean the amount of Operating Expenses for the Base Year.
               (G) “Base Insurance Expenses” shall mean the amount of Insurance Expenses for the Base Year.
               (H) “Base Taxes” shall mean the amount of Taxes for the Base Year.
               (I) “Base Utility Expenses” shall mean the amount of Utility Expenses for the Base Year. Notwithstanding anything to the contrary contained in this Lease, Base Utility Expenses shall not include increases in utility costs due to extraordinary circumstances, including, without limitation, conservation, bond and/or debt repayment surcharges, charges of a one-time nature, boycotts, strikes, embargoes or other events resulting in shortages. In addition, in the event that, in any Computation Year after the Base Year, Landlord obtains a decrease in the unit cost of electricity being provided to the Building through its negotiations with utility providers or otherwise (“Reduced Electrical Rate”), Landlord shall have the right to revise the electrical cost component of the Utility Expenses for the Base Year to be equal to the amount such electrical cost component would have been had the unit cost of electricity during the Base Year been equal to the Reduced Electrical Rate unless the reduction is a short term reduction and not a permanent reduction.
               (J) “Computation Year” shall mean each twelve (12) consecutive month period commencing January 1 of each year during the Term following the Base Year, provided that Landlord, upon notice to Tenant, may change the Computation Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Proportionate Share(s) of Operating Expenses over Base Operating Expenses, of Insurance Expenses over Base Insurance Expenses, of Utility Expenses over Base Utility Expenses, and of Taxes over Base Taxes shall be equitably adjusted for the Computation Years involved in any such change.
     (c) Exclusions from Expenses. Notwithstanding anything to the contrary contained in Paragraph 4(b) above, “Operating Expenses” and “Additional Rent” shall not include, and Tenant shall not have any obligation to pay for, the following (the “Expense Exclusions”):
          (i) Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building or Project.

          (ii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is actually reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant.
          (iii) Any depreciation on the Building or Project.
          (iv) Expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided to and actually paid for by another tenant or occupant of the Building or Project.
          (v) Costs incurred due to Landlord’s intentional violation of any terms or conditions of this Lease or any other lease relating to the Building or Project.
          (vi) All interest, loan fees, and other carrying costs related to any mortgage or deed of trust encumbering the Project, and all rental and other amounts payable due under any ground affecting the Project.
          (vii) Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord.
          (viii) Subject to the provisions of Paragraphs 21 and 22 below, any costs of maintenance or repairs resulting from a casualty or condemnation (other than insurance deductibles which shall be governed by Paragraph 4(b)(ii) above;
          (ix) Costs for sculpture, paintings, or other objects of art (nor insurance thereon or extraordinary security in connection therewith).
          (x) Wages, salaries, or other compensation paid to any executive employees above the grade of senior property manager.
          (xi) The cost of containing, removing, or otherwise remediating any contamination of the Property (including the underlying land and ground water) by any toxic or hazardous materials (including, without limitation, asbestos and “PCBs”) where such contamination existed prior to the date of this Lease.
     (d) Payment of Additional Rent.
          (i) Within ninety (90) days of the end of the Base Year and each Computation Year or as soon thereafter as practicable, Landlord shall give to Tenant notice of Landlord’s estimate of the total amounts that will be payable by Tenant under Paragraph 4(b) for the following Computation Year, and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first day of each month. Tenant shall continue to make said monthly payments until notified by Landlord of a change therein. If at any time or times Landlord determines that the amounts payable under Paragraph 4(b) for the current Computation Year will vary from Landlord’s estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate. By April 1 of each calendar year following the initial Computation Year, Landlord shall endeavor to provide to Tenant a statement showing the actual

Additional Rent due to Landlord for the prior Computation Year. If the total of the monthly payments of Additional Rent that Tenant has made for the prior Computation Year is less than the actual Additional Rent chargeable to Tenant for such prior Computation Year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior Computation Year shall, at Landlord’s option, be either credited towards the Additional Rent next due or returned to Tenant in a lump sum payment within thirty (30) days after delivery of such statement.
          (ii) Landlord’s then-current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant’s monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above. Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates as soon as possible after termination of such year. Even though the Term has expired and Tenant has vacated the Premises, with respect to the year in which this Lease expires or terminates, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment. Failure of Landlord to submit statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided.
          (iii) With respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Building, Tenant’s “Proportionate Share” shall be the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Building, as adjusted by Landlord from time to time for changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building or otherwise. With respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Project as a whole or to only a portion of the Project, Tenant’s “Proportionate Share” shall be, with respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Project as a whole, the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Project and, with respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its reasonable discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time for changes in the physical size of the Premises or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Notwithstanding the foregoing, Landlord may equitably adjust Tenant’s Proportionate Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project. Without limiting the generality of the foregoing, Tenant understands and agrees that Landlord shall have the right to adjust Tenant’s Proportionate Share(s) of any Utility Expenses based upon Tenant’s use of the Utilities or similar services as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such Utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such Utilities and similar services. If Tenant disputes any such estimate or determination of Utility Expenses, then Tenant shall either pay the estimated amount or, with the prior written approval of Landlord, which approval may be given or withheld in Landlord’s sole and absolute discretion, cause the Premises to be separately metered at Tenant’s sole expense.
          (iv) In the event the average occupancy level of the Building or the Project for the Base Year and/or any subsequent Computation Year is not ninety-five percent (95%) or more of full occupancy, then the Operating Expenses for such year shall be apportioned among the tenants by the Landlord to reflect those costs which would have occurred had the Building or the Project, as applicable, been ninety-five percent (95%) occupied during such year.
          (v) In the event that the Commencement Date shall be a day other than the first day of a Computation Year or the Expiration Date or other termination of this Lease shall be a day other than the last day of a Computation Year, the amounts payable by Tenant pursuant to Paragraph 4(b) above with respect to the year in which such Commencement Date or Expiration Date (or other termination of this Lease) occurs will be prorated on the basis on which the number of days of the Term included in such year bears to three hundred sixty-five (365).
          (vi) Landlord shall have no obligation to return, rebate or credit to Tenant any refund, rebate, or return of Operating Expenses received by Landlord after the date which is eighteen (18) months after the Expiration Date of this Lease.
     (e) General Payment Terms. The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder, including, without limitation, any late charges assessed pursuant to Paragraph 6 below and any interest assessed pursuant to Paragraph 45 below, are referred to as the “Rent.” All Rent shall be paid in lawful money of the United States of America and through a domestic branch of a United States financial institution. Checks are to be made payable to “6200 Stoneridge Mall Road Investors llc” and shall be mailed to: Department 33149, P.O. Box 39000, San Francisco, California 94139-3149 or to such other person or place as Landlord may, from time to time, designate to Tenant in writing. The Rent for any fractional part of a calendar month at the commencement or termination of the Term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month.
     (f) Statements Binding. Every statement given by Landlord pursuant to Paragraph 4(a) above shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such statement Tenant shall notify Landlord that it disputes the correctness thereof, specifying the particular respects in which the statement is claimed to be incorrect, and (ii) if such dispute shall not have been settled by agreement, Tenant shall submit the dispute to arbitration within ninety (90) days after receipt of the statement. Pending the determination of such dispute by agreement or arbitration as aforesaid, Tenant shall, within ten (10) days after receipt of such statement, pay Additional Rent in accordance with Landlord’s statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s statement.
     (g) Audit Rights. Provided Tenant notifies Landlord in accordance with the terms of Paragraph 4(f) above that Tenant disputes a statement received from Landlord, Tenant or its CPA (as defined below) shall have the right, at Tenant’s sole cost and expense, provided Tenant utilizes a Certified Public Accountant (the “CPA”) compensated solely on an hourly basis, upon at least thirty (30) days’ prior notice to Landlord at any time during regular business hours, to audit, review and photocopy Landlord’s records pertaining to Operating Expenses for the immediately previous calendar year only. Tenant shall complete the audit and present any disputed charges to Landlord, in writing, within six months of receipt of Landlord’s statement pursuant to Paragraph 4(c) above. If, following Landlord’s receipt of the audit and any disputed charges (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by binding arbitration as follows: Landlord and Tenant shall each designate an independent certified public accountant, which shall in turn jointly select a third independent Certified Public Accountant (the “Third CPA”). The Third CPA, within thirty (30) days of selection, shall, at Tenant’s sole expense, audit the relevant records and certify the proper amount within. That certification shall be final and conclusive. If the Third CPA determines that the amount of Operating Expenses billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Third Party CPA’s decision, without interest. If the Third CPA determines that the actual amount of Operating Expenses paid by Tenant during the period covered by such statement (“Expense Period”) exceeds the amount properly payable by Tenant hereunder during such Expense Period by an amount greater than five percent (5%) of the actual Operating Expenses properly chargeable to Tenant during such Expense Period, then Landlord shall pay for the cost of the CPA and the Third CPA. In all other cases, Tenant shall pay for the cost of the Third CPA. Tenant agrees to keep all information thereby obtained by Tenant confidential and to obtain the agreement of its CPA and Third CPA to keep all such information confidential. Tenant shall provide a copy of such CPA agreements to Landlord promptly upon request.
5. Utilities and Services
     (a) From 7:00 a.m. to 6:00 p.m. on weekdays (“Normal Business Hours” (excluding legal holidays)), Landlord shall furnish to the Premises electricity for lighting and operation of low-power usage office machines, water, heat and air conditioning, and elevator service. During all other hours, Landlord shall furnish such service except for heat and air conditioning. Landlord shall provide janitorial services for the Premises each day on weekdays (excluding legal holidays) in a manner determined reasonably necessary by Landlord for a Class A building standard. Tenant shall separately arrange with, and pay directly to, the applicable local public authorities or utilities, as the case may be, for the furnishing, installation and maintenance of all telephone services and equipment as may be required by Tenant in the use of the Premises. Landlord shall not be liable for any damages resulting from interruption of, or Tenant’s inability to receive such service, and any such inability shall not relieve Tenant of any of its obligations under this Lease. If at any time during the Term Landlord shall determine that installation of a separate electrical meter for equipment or systems located within the Premises is necessary or desirable as a result of Tenant’s excessive electrical usage, then Tenant shall pay the cost of installing and maintaining such meter and the cost of Tenant’s electrical usage as measured by such meter. Tenant acknowledges that certain equipment installed in the server room located on the ground floor portion of Premises is separately metered and that Tenant shall pay the cost of Tenant’s electrical usage as measured by such meter; provided, however that nothing contained herein shall be interpreted to prohibit or limit Tenant’s ability to make use of the non-separately metered circuits for the operation of low-power usage office machines consistent with general office usage.
     (b) If requested by Tenant, Landlord shall furnish heat and air conditioning at times other than Normal Business Hours (“After Hours HVAC”) and Landlord’s standard hourly charge for services shall be paid by Tenant as Additional Rent, within thirty (30) days following invoice. As of the Lease Date, Landlord’s standard hourly charge for After Hours HVAC is Twenty-Five Dollars ($25.00) per one-half (1/2) floor. Landlord’s standard charge for After Hours HVAC shall be based on Landlord’s actual direct utility costs, plus Landlord’s other direct costs, including a reasonable depreciation factor or replacement reserve for the system on account of said additional hours of operation so as to reimburse Landlord for the actual cost to Landlord to supply the service plus a reasonable reserve for depreciation or replacement of the HVAC equipment, but without a profit to Landlord.
     (c) Without limiting the terms of Paragraph 5(a) above, Tenant acknowledges that Landlord has contracted with Pacific Gas & Electric Company to provide electricity for the Building, and that Landlord reserves the right to change the provider of such service at any time and from time to time in Landlord’s sole discretion (any such provider being referred to herein as the “Electric Service Provider”). Tenant shall obtain and accept electrical service for the Premises only from and through Landlord, in the manner and to the extent expressly provided in this Lease, at all times during the Term, and Tenant shall have no right (and hereby waives any right Tenant may otherwise have) (i) to contract with or otherwise obtain any electrical service for or with respect to the Premises or Tenant’s operations therein from any provider of electrical service other than the Electric Service Provider, or (ii) to enter into any separate or direct contract or other similar arrangement with the Electric Service Provider for the provision of electrical service to Tenant at the Premises. Tenant shall cooperate with Landlord and the Electric Service Provider at all times to facilitate the delivery of electrical service to Tenant at the Premises and to the Building, including, without limitation, allowing Landlord and the Electric Service Provider, and their respective agents and contractors, (A) to install, repair, replace, improve and remove and any and all electric lines, feeders, risers, junction boxes, wiring, and other electrical equipment, machinery and facilities now or hereafter located within the Building or the Premises for the purpose of providing electrical service to or within the Premises or the Building, and (B) reasonable access for the purpose of maintaining, repairing, replacing or upgrading such electrical service from time to time. Tenant shall provide such information and specifications regarding Tenant’s use or projected use of electricity at the Premises as shall be required from time to time by Landlord or the Electric Service Provider to efficiently provide electrical service to the Premises or the Building. In no event shall Landlord be liable or responsible for any loss, damage, expense or liability, including, without limitation, loss of business or any consequential damages, arising from any failure or inadequacy of the electrical service being provided to the Premises or the Building, whether resulting from any change, failure, interference, disruption, or defect in the supply or character of the electrical service furnished to the Premises or the Building, or arising from the partial or total unavailability of electrical service to the Premises or the Building, from any cause whatsoever, or otherwise, nor shall any such failure, inadequacy, change, interference, disruption, defect or unavailability constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement or diminution of Rent or otherwise relieve Tenant from any of its obligations under this Lease.

     (d) Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with reasonable energy conservation and carbon reduction programs implemented by Landlord by reason of rationing, restrictions or Laws.
     (e) Unless caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder. Unless caused by the sole gross negligence or willful misconduct of Landlord, in no event shall Landlord be liable to Tenant for any damage to the Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises, the Building, or the Project.
     (f) Landlord makes no representation with respect to the adequacy or fitness of the air-conditioning or ventilation equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, other than normal fractional horsepower office equipment, or occupancy of the Premises by more than one person per 200 rentable square feet. Landlord shall have no liability for loss or damage in connection therewith. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, equipment or lighting other than Building-standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of this Paragraph 5. Landlord shall have the right to condition any such consent on the installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. Tenant shall not use water or heat or air conditioning in excess of that normally supplied by Landlord. Tenant’s consumption of electricity shall not exceed the Building’s capacity considering all other tenants of the Building.
     (g) Notwithstanding anything herein to the contrary, if the Premises is made untenantable as a result of an interruption in electrical service as provided by Landlord pursuant to Paragraph 5(a) above, then (i) Landlord shall use commercially reasonable good faith efforts to restore the same as soon as is reasonably possible, (ii) if, despite such commercially reasonable good faith efforts by Landlord, such interruption persists for a period in excess of five (5) consecutive business days, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base

Rent payable hereunder during the period beginning on the sixth (6th) consecutive business day of such interruption and ending on the day the utility or service has been restored; provided, however, that in the event such interruption is not due to Landlord’s gross negligence or willful misconduct, then such abatement shall only apply to the extent Landlord collects or is entitled to collect proceeds under the policy of rental-loss insurance the cost of which has been included in Operating Expenses and the proceeds from which are allocable to the Premises.
6. Late Charge
     Notwithstanding any other provision of this Lease to the contrary, Tenant hereby acknowledges that late payment to Landlord of Rent, or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from Tenant are not received by Landlord or by Landlord’s designated agent within three (3) days after their due date, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount, plus any costs and attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, that Tenant shall be entitled to one (1) notice of late payment and a five (5) day cure period in any twelve month period before any such late charge accrues. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment and shall not be construed as a penalty. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease.
7. Security Deposit
          (a) Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord a security deposit (the “Security Deposit”) in an initial aggregate amount of $600,000 and subject to reduction from time to time, in accordance with the provision of this Paragraph 7(a). The Security Deposit may be in the form of a Cash Deposit (as hereinafter defined) or Letter of Credit (as hereinafter defined) or combination of the forgoing as provided herein. In the event of a draw upon the Letter of Credit or application of the Cash Deposit by Landlord, Tenant shall have an obligation to, within ten (10) business days following such draw or application, post an additional Cash Deposit or Letter of Credit (or increase the stated amount of any Letter of Credit previously provided to Landlord) such that the aggregate amount posted to Landlord as a Security Deposit hereunder equals the then-applicable Security Deposit Value (as hereinafter defined). The Letter of Credit shall be in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawable upon a money center bank or other financial institution that is approved by Landlord (the “Bank”) and meets at least two of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement): (a) “A2” or better by Moody’s Investors Service, or its successor, (b) “A” or better by Standard & Poor’s Rating Service, or its successor; or (c) “A” or better by Fitch Ratings, or its successor (the “Rating Standard”). As of the Lease Date, Landlord has approved Silicon Valley Bank as the Bank, subject to maintenance of the Rating Standard pursuant to the terms hereof. The Letter of Credit shall have a term of not less than one year, be payable upon presentation at a location in the United States of America, be for the benefit of Landlord as security for the faithful performance and observance by Tenant of the terms, provisions, and conditions of the Lease, and otherwise be in a form and content reasonably acceptable to the Landlord. The “Security Deposit Value” shall initially mean $600,000, provided that on each date set forth in the column labeled “Security Deposit Reduction Date” below, but subject to the terms of the paragraph immediately following the table below, the Security Deposit Value shall be reduced to the corresponding amount set forth in the column labeled “Security Deposit Value” as set forth below:

Security Deposit
Reduction Date	Security Deposit Value
August 1, 2012	$500,000
August 1, 2013	$400,000
August 1, 2014	$300,000
August 1, 2015	$200,000
August 1, 2016	$150,000
In addition to the foregoing scheduled reductions on the Security Deposit Reduction Dates, at such time as Tenant achieves a fiscal quarter of positive “EBITDA” (earnings before interest expense, income taxes, depreciation and amortization expense, as certified to Landlord by Tenant’s independent certified public accounting firm), the Security Deposit Value shall be reduced by $100,000; provided, however that in no event shall the Security Deposit Value ever be less than One Hundred Fifty Thousand Dollars ($150,000). Notwithstanding the foregoing, if during the twelve (12) month period prior to any Security Deposit Reduction Date set forth in the table above (or during the twelve (12) month period prior to Tenant achieving a fiscal quarter of EBITA), Tenant had failed to make any monetary payments when due or a Default shall have occurred, then there shall be no reduction of the Security Deposit Value on such Security Deposit Reduction Date or at the time of such positive EBITA, but Tenant shall retain the right to have the Security Deposit Value reduced on any subsequent Security Deposit Reduction Date on which the conditions to reduction set forth herein are satisfied.
          (b) If the expiration date of the Letter of Credit is earlier than the thirtieth (30th) day after the Expiration Date of this Lease, then Tenant shall renew, replace or amend the Letter of Credit, in the same form or another form reasonably acceptable to Landlord from time to time, no later than thirty (30) days prior to the expiration of the Letter of Credit. If at any time the face amount of the Letter of Credit is greater than the applicable Security Deposit Value as determined above, then Landlord shall, upon reasonable prior notice from Tenant, cooperate with Tenant and the Bank to cause the Letter of Credit to be reduced to reflect the correct Security Deposit Value in accordance with the Bank’s procedures, including the execution of any documents as required by the Bank’s standard procedures. If at any time the Bank that has issued the Letter of Credit then being held by Landlord hereunder fails to meet the Rating Standard, then within ten (10) business days after Landlord’s notice to Tenant of such failure, Tenant shall deliver (a) a Cash Deposit and/or (b) a replacement Letter of Credit meeting the requirements of this Paragraph 7 from a Bank meeting the Rating Standard, in an aggregate amount equal to the then-applicable Security Deposit Value. Upon receipt of such Cash Deposit and/or replacement Letter of Credit, Landlord shall return the prior Letter of Credit to Bank and take such other reasonable steps as are necessary to cause such prior Letter of Credit to be cancelled.
          (c) It is agreed that in the event that Tenant defaults in respect of any of the terms, conditions or provisions of this Lease, including, but not limited to (i) the payment of the Base Rent and Additional Rent, (ii) the delivery of a Cash Deposit or replacement Letter of Credit meeting the requirements of this Paragraph 7 from a Bank meeting the Rating Standard above within ten (10) business days after Landlord’s notice to Tenant of such issuing Bank’s failure to meet the Rating Standard, or (iii) the aforesaid agreement to cause the Bank to renew, amend or replace the Letter of Credit to extend the expiration date thereof, then without waiving any of the Landlord’s other rights and remedies under this Lease and after the expiration of any applicable cure period set forth in Paragraph 24 of this Lease, Landlord shall have the right to require the Bank to make payment to Landlord of the amount required to cure such default or such other sum to compensate Landlord for actual damages incurred in connection with such this Lease not to exceed the face amount of the Letter of Credit; provided that in the case of a default described in clause (ii) or (iii) above, Landlord shall have the right to draw the entire amount of the Letter of Credit, in which case, Landlord shall hold the cash proceeds as security for the performance of Tenant’s obligations under the Lease and either (x) Tenant shall deliver to Landlord a replacement Letter of Credit meeting the Rating Standard in the face amount of the then-applicable Security Deposit Value; and upon such delivery of the replacement Letter of Credit, Landlord shall return the cash proceeds from its draw on the previous Letter of Credit to Tenant (to the extent not properly applied to cure any other default of Tenant hereunder); or (y) Landlord shall hold the cash proceeds from its draw on the previous Letter of Credit, up to the amount of the then-applicable Security Deposit Value, as a Cash Deposit (as defined below) and may apply the Cash Deposit or any portion thereof as provided below, and shall return any amount in excess of the then-applicable Security Deposit Value to Tenant.
          (d) The Letter of Credit shall be transferable, at no charge to Landlord, upon reasonable prior notice to the Bank subject to compliance with any reasonable transfer procedures set forth in the Letter of Credit. Notwithstanding the foregoing, Landlord shall not assign or delegate any of its rights and duties with respect to the Letter of Credit (except with respect to the sale, transfer, financing or leasing of Landlord’s interest in the Building) without prior notice to and consent of Tenant, and any attempted assignment in violation of the foregoing shall be null and void.
          (e) At all times until the Security Expiration Date, Tenant may provide the Security Deposit in the form of cash (the “Cash Deposit”) in an amount such that the Landlord holds cash and/or Letters of Credit (or any combination of the two) in an aggregate amount equal to the then-applicable Security Deposit Value. At the reasonable request of Tenant, to the extent that Landlord holds Cash Deposits and Letters of Credit in excess of the Security Deposit Value, Landlord shall, as applicable, return such excess cash, reduce the stated amount of the Letter of Credit by the amount of such excess or, in the case where the Cash Deposit equals the Security Deposit Value, return the Letter of Credit to the Bank and take such other reasonable steps as are necessary to cause such Letter of Credit to be cancelled. Notwithstanding the foregoing, Tenant shall have no right to substitute a Cash Deposit for a Letter of Credit (or any portion thereof) at any time during the continuance of a Default. The Cash Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Cash Deposit for the payment of any rent or other charge in default, or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Without in any way limiting Landlord’s obligation to return any portion of the Cash Deposit in excess of the then-applicable Security Deposit Value, Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, to the extent only that it restricts Landlord’s use or application of the Cash Deposit, or that provide specific time periods for return of the Cash Deposit. Without limiting the generality of the foregoing, and notwithstanding the provisions of the following paragraph, Tenant expressly agrees that if Landlord terminates this Lease due to a Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Cash Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined.
          (f) If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Letter of Credit or any portion of any sum collected by Landlord thereunder from the Bank not theretofore applied by Landlord, or, if applicable, the Cash Deposit or so much thereof as has not theretofore been applied by Landlord, together with any other portion of any other sums then held by Landlord as security, shall be returned to Tenant within thirty (30) days after the later of the Expiration Date or Tenant’s vacation and surrender of the Leased Premises in accordance with the requirements of this Lease (such thirtieth day be defined herein as the “Security Expiration Date”).
8. Possession
     (a) Tenant’s Right of Possession. Subject to Paragraph 8(b), Tenant shall be entitled to possession of the Premises upon commencement of the Term.
     (b) Early Access. Notwithstanding the provisions of Paragraph 8(a), Tenant shall be permitted to enter upon the Premises upon April 1, 2010 (the “Estimated Delivery Date”), at all reasonable times for the sole purposes of commencing construction of the Tenant Improvements, installing furniture, equipment and cabling and otherwise readying the Premises for Tenant’s occupancy; provided, however, that (i) Tenant shall not unreasonably interfere with or disrupt any work being performed by Landlord in the Premises during such early occupancy, (ii) prior to any such entry, Tenant shall provide Landlord with proof of Tenant’s insurance as set forth in Paragraph 15 of this Lease, and (iii) Tenant acknowledges that Schwab shall continue to have access to the server room portion of the Premises located on the first floor of the Building for the exclusive use of the IT Equipment (hereinafter defined) through April 30, 2010. Such entry upon the Premises shall be subject to all of the provisions of this Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent during such early occupancy period. All materials, work, installations, equipment and decorations of any nature brought upon or installed by Tenant in the Premises prior to the Commencement Date shall be at Tenant’s sole risk.
     (c) Delay in Delivering Possession. If for any reason whatsoever, Landlord cannot deliver possession of the Premises to Tenant on or before the Estimated Delivery Date, this Lease shall not be void or voidable, nor shall Landlord, or Landlord’s agents, advisors, employees, partners, shareholders, directors, invitees, independent contractors or Landlord’s Investment Advisors (as hereinafter defined) (collectively, “Landlord’s Agents”), be liable to Tenant for any loss or damage resulting therefrom. Notwithstanding the preceding sentence, if Landlord does not deliver possession of the Premises to Tenant by May 1, 2010, then Tenant shall be entitled to one day of free Base Rent and Additional Rent for each day that the Premises is not available after May 1, 2010. Additionally, if Landlord can not deliver possession of the Premises to Tenant by May 1, 2010, then Tenant shall have the option to terminate this Lease by written notice to Landlord within ten (10) days thereafter, unless Landlord delivers possession of the Premises to Tenant prior to the expiration of such ten (10) day period, and, upon any such termination, all deposits and prepayments shall be refunded. If Landlord has been unable, despite its commercially reasonable efforts, to deliver possession of the Premises to Tenant by July 1, 2010, then Landlord shall have the option to terminate this Lease by written notice to Tenant, and, upon any such termination, all deposits and prepayments shall be refunded.] The aforesaid right of free and termination rent shall be the sole remedies available to Tenant as a result of Landlord’s failure to deliver the Premises to Tenant on a timely basis as provided in this Paragraph 8(b). The Expiration Date shall be extended by the same number of days that Tenant’s possession of the Premises was delayed beyond the Estimated Delivery Date.
9. Use of Premises
     (a) Permitted Use. The use of the Premises by Tenant and Tenant’s agents, advisors, employees, partners, shareholders, directors, customers, invitees and independent contractors (collectively, “Tenant’s Agents”) shall be solely for the Permitted Use specified in the Basic Lease Information and for no other use. Tenant shall not permit any objectionable or unpleasant odor, smoke, dust, gas, noise or vibration to emanate from or near the Premises. The Premises shall not be used to create any nuisance or trespass, for any illegal purpose, for any purpose not permitted by Laws, for any purpose that would invalidate the insurance or increase the premiums for insurance on the Premises, the Building or the Project or for any purpose or in any manner that would interfere with other tenants’ use or occupancy of the Project. If any of Tenant’s office machines or equipment disturb any other tenant in the Building, then Tenant shall provide adequate insulation or take such other action as may be necessary to eliminate the noise or disturbance. Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from Tenant’s Permitted Use or any other use or action by Tenant or Tenant’s Agents which increases Landlord’s premiums or requires additional coverage by Landlord to insure the Premises. Tenant agrees not to overload the floor(s) of the Building.
     (b) Compliance with Governmental Regulations and Private Restrictions. Tenant and Tenant’s Agents shall, at Tenant’s expense, faithfully observe and comply with (i) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force pertaining to the Premises and such compliance is due to Tenant’s particular use of the Premises, the Building or the Project; (ii) all recorded covenants, conditions and restrictions affecting the Project (“Private Restrictions”) now in force or which may hereafter be in force; and (iii) the Rules and Regulations (as defined in Paragraph 41 of this Lease). Without limiting the generality of the foregoing, to the extent Landlord is required by the city or county in which the Building is located to maintain carpooling and public transit programs, Tenant shall cooperate in the implementation and use of these programs by and among Tenant’s employees. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant.
     (c) Compliance with Americans with Disabilities Act. The Premises, the Building and/or the Project may be subject to, among other Laws, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including, without limitation, all requirements of Title 24 of the California Code of Regulations, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Alterations to be constructed hereunder shall comply with the ADA, and all costs incurred to comply therewith shall be a part of and included in the cost of the Alterations, as applicable. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements and Alterations strictly complies with all requirements of the ADA. Subject to reimbursement pursuant to Paragraph 4 above, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA, then such work shall be the sole responsibility of Landlord; provided, however, that if such work is required under the ADA as a result of Tenant’s particular use of the Premises or any Alteration (as hereinafter defined) made to the Premises by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises, the Building or the Project; any claims made or threatened orally or in writing regarding noncompliance with the ADA and relating to any portion of the Premises, the Building, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Building or the Project. Tenant shall and hereby agrees to protect, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and Landlord’s Agents harmless and indemnify Landlord and Landlord’s Agents from and against all liabilities, damages, claims, losses, penalties, judgments, charges and expenses (including attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision) arising from or in any way related to, directly or indirectly, Tenant’s or Tenant’s Agents’ violation or alleged violation of the ADA arising in connection with Tenant’s particular use of the Premises or any Alteration made to the Premises by or on behalf of Tenant. Tenant agrees that the obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.
     (d) Landlord Representations. Landlord represents that it has not received any written notice, and Landlord has no actual knowledge, that the Premises or the Common Areas of the Project are in violation of any Laws or the ADA, which violation remains uncured as of the Lease Date.
     (e) Roof Access. Tenant, at its sole cost and expense, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace an antenna or satellite dish (a “Dish”) on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i)

obtain Landlord’s prior approval of the proposed size, weight and location of the Dish and method for fastening the Dish to the roof, (ii) such installation and/or replacement shall comply strictly with all Laws and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Dish solely for its internal use, (iv) not grant any right to use of the Dish to any other party, and (v) obtain, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord may supervise or perform any roof penetration related to the installation of a Dish, and Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant further agrees to label each cable or wire placed by Tenant in the telecommunications pathways of the Building, with identification information as required by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Dish. The Dish shall remain the property of Tenant, and Tenant may remove the Dish at its cost at any time during the Term. Tenant shall remove the Dish at Tenant’s cost and expense upon the expiration or termination of this Lease. Tenant agrees that the Dish, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite dishes) or computer devices by Landlord or by other tenants or occupants of the Project. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct the same within twenty-four (24) hours of receipt of such notice. Landlord reserves the right to disconnect power to any Dish if Tenant fails to correct such interference within twenty-four (24) hours after such notice. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of a Dish, it being assumed that Tenant has satisfied itself thereof. Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s Agents from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Dish.
10. Acceptance of Premises
     (a) By its execution hereof, Tenant acknowledges that it had the opportunity to fully inspect the Premises. Tenant hereby certifies to Landlord that neither Tenant nor any of its employees, agents, or contractors observed or has any knowledge of any mold, mildew, Mold Conditions (as hereinafter defined) or moisture within the Premises. By accepting Landlord’s delivery of the Premises, Tenant accepts the Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, as is, and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant.
     (b) Notwithstanding the provisions of Paragraph 10(a), Landlord shall cause (i) the server room portion of the Premises located on the ground floor to be separately demised at Landlord’s sole cost and expense in a manner consistent with the floor plan attached as Exhibit A, provided that the door to the office portion of the server room shall be in a location mutually agreed by

Landlord and Tenant, and (ii) Schwab (hereinafter defined) to remove all existing furniture from the portion of the Premises located on the fifth floor of the Building, and Landlord shall otherwise deliver the same in broom-clean condition and free from debris. In connection with Schwab’s removal of such furniture, Landlord shall request that Schwab cause all cabling and wiring routing through such furniture (the “Existing Wiring”) to terminate so as to facilitate reuse by Tenant.
11. Surrender
     Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) in good condition and repair (damage by acts of God, fire, and normal wear and tear excepted), broom clean and free of debris, and (b) otherwise in accordance with Paragraph 32(f). Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant, or Tenant otherwise performing all of its obligations under this Lease. On or before the expiration or sooner termination of this Lease, (i) Tenant shall remove all of Tenant’s Property (as hereinafter defined) and Tenant’s signage from the Premises, the Building and the Project and repair any damage caused by such removal, and (ii) Landlord may, by notice to Tenant given not later than ninety (90) days prior to the Expiration Date (except in the event of a termination of this Lease prior to the scheduled Expiration Date, in which event no advance notice shall be required), require Tenant at Tenant’s expense to remove any or all Alterations (but expressly excluding the Tenant Improvements), and to repair any damage caused by such removal. Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property; provided, however, that Tenant shall remain liable to Landlord for all costs incurred in storing and disposing of such abandoned property of Tenant. All Tenant Improvements and Alterations except those which Landlord requires Tenant to remove shall remain in the Premises as the property of Landlord.
12. Alterations and Additions
     (a) Tenant shall not make, or permit to be made, any alteration, addition or improvement (hereinafter referred to individually as an “Alteration” and collectively as the “Alterations”) to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, that Landlord shall have the right in its sole and absolute discretion to consent or to withhold its consent to any Alteration which affects the structural portions of the Premises, the Building or the Project or the Systems serving the Premises, the Building and/or the Project or any portion thereof. Notwithstanding the foregoing, Tenant shall be entitled to make cosmetic alterations in the Premises, without the prior consent of Landlord, so long Tenant provides Landlord with no fewer than fifteen (15) days prior written notice, and such alterations (i) otherwise comply with the provisions of this Paragraph 12, (ii) do not exceed an aggregate cost in excess of $30,000 in any lease year, (iii) do not affect the structural portions of the Building or the Project or the Systems serving the Premises, the Building and/or the Project or any portion thereof.

     (b) Any Alteration to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable Laws and all requirements requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Project or any part thereof, and in accordance with plans and specifications approved in writing by Landlord, and shall be constructed and installed by a contractor approved in writing by Landlord. In connection with any Alteration, Tenant shall deliver plans and specifications therefor to Landlord. As a further condition to giving consent, Landlord may require Tenant to provide Landlord, at Tenant’s sole cost and expense, a payment and performance bond in form acceptable to Landlord, in a principal amount not less than one and one-half times the estimated costs of such Alterations, to ensure Landlord against any liability for mechanics’ and materialmen’s liens and to ensure completion of work. Before Alterations may begin, valid building permits or other required permits or licenses must be furnished to Landlord, and, once the Alterations begin, Tenant will diligently and continuously pursue their completion. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for its actual out-of-pocket third-party costs in reviewing plans and documents. Tenant shall maintain during the course of construction, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant, Landlord’s Investment Adviser, any property manager designated by Landlord and Landlord’s lenders as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least One Million Dollars ($1,000,000.00).
     (c) All Alterations, including, but not limited to, heating, lighting, electrical, air conditioning, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises or the Building, shall at once be and become the property of Landlord, and shall not be deemed trade fixtures or Tenant’s Property.
     (d) No private telephone systems and/or other related computer or telecommunications equipment or lines may be installed without Landlord’s prior written consent. If Landlord gives such consent, all equipment must be installed within the Premises and, at the request of Landlord made at any time prior to the expiration of the Term, removed upon the expiration or sooner termination of this Lease and the Premises restored to the same condition as before such installation.
     (e) Notwithstanding anything herein to the contrary, before installing any equipment or lights which generate an undue amount of heat in the Premises, or if Tenant plans to use any high-power usage equipment in the Premises, Tenant shall obtain the written permission of

Landlord. Landlord may refuse to grant such permission unless Tenant agrees to pay the costs to Landlord for installation of supplementary air conditioning capacity or electrical systems necessitated by such equipment.
     (f) Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.
     (g) Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if it is reasonably foreseeable that such employment will materially interfere or cause any material conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.
     (h) Tenant shall not use or employ materials that are susceptible to the growth of mold, particularly in areas where moisture accumulation is common.
13. Maintenance and Repairs of Premises
     (a) Maintenance by Tenant. Throughout the Term, Tenant shall, at its sole expense, subject to Paragraphs 5(a) and 13(b) hereof, (i) keep and maintain in good order and condition the Premises and Tenant’s Property, (ii) keep and maintain in good order and condition, repair and replace all of Tenant’s security systems in or about or serving the Premises, and (iii) maintain and replace all specialty lamps, bulbs, starters and ballasts, except for any and all lighting fixtures presently installed or similar or matching lighting fixtures which shall be installed as part of the Tenant Improvements, for which Landlord shall be responsible to maintain and replace. Tenant shall not do nor shall Tenant allow Tenant’s Agents to do anything to cause any damage, deterioration or unsightliness to the Premises, the Building or the Project.
     (b) Maintenance by Landlord. Subject to the provisions of Paragraphs 13(a), 21 and 22, and further subject to Tenant’s obligation under Paragraph 4 to reimburse Landlord, in the form of Additional Rent, for Tenant’s Proportionate Share(s) of the cost and expense of the following items, Landlord shall repair and maintain the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); the Systems serving the Premises (excluding any specialty systems installed by or for Tenant) and the Building; and the Parking Areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Common Areas. Subject to the provisions of Paragraphs 13(a), 21 and 22, Landlord, at its own cost and expense, agrees to repair and maintain the following items: the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls). Notwithstanding anything in this Paragraph 13 to the contrary, Landlord shall have the right to either repair or to require Tenant to repair any damage to any portion of the Premises, the Building and/or the Project caused by or created due to any act, omission, negligence or willful misconduct of Tenant or Tenant’s Agents and to restore the Premises, the Building and/or the Project, as applicable, to the condition existing prior to the occurrence of such damage; provided, however, that in the event Landlord elects to perform such repair and restoration work, Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in connection therewith. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have received written notice of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair.
     (c) Tenant’s Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932(1), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.
14. Landlord’s Insurance
     Landlord shall purchase and keep in force (i) commercial general liability insurance, with minimum limits of coverage in the amount of not less than Three Million Dollars ($3,000,000.00) per occurrence, and (ii) fire, extended coverage and “all risk” insurance covering the Building and the Project. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises, the Building and the Project of any insurer necessary for the maintenance of reasonable fire and commercial general liability insurance, covering the Building and the Project. Landlord may maintain “Loss of Rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises, the Building or the Project or any portion thereof are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease.
15. Tenant’s Insurance
     (a) Commercial General Liability Insurance. Tenant shall, at Tenant’s expense, secure and keep in force a “broad form” commercial general liability insurance and property damage policy covering the Premises, insuring Tenant, and naming Landlord, UBS Realty Investors llc, and Landlord’s lenders as additional insureds (collectively, “Landlord’s Insureds”) against any liability arising out of the ownership, use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least Three Million Dollars ($3,000,000.00). Following expiration of the initial Term, Landlord may from time to time require reasonable increases in any such limits if Landlord believes that additional coverage is necessary or desirable. The limit of any insurance shall not limit the liability of Tenant hereunder. No policy maintained by Tenant under this Paragraph 15(a) shall contain a deductible greater than Ten Thousand Dollars ($10,000.00). No policy shall be cancelable or subject to reduction of coverage without thirty (30) days’ prior written notice to Landlord. Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the state/commonwealth in which the Premises are located for the issuance of such type of insurance coverage and rated B+:XIII or better in Best’s Key Rating Guide.
     (b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its personal property, furniture, furnishings, trade or business fixtures and equipment (collectively, “Tenant’s Property”) on the Premises, a policy or policies of fire and extended coverage insurance with standard coverage endorsement to the extent of the full replacement cost thereof. No such policy shall contain a deductible greater than Ten Thousand Dollars ($10,000.00). During the Term, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions.
     (c) Worker’s Compensation Insurance; Employer’s Liability Insurance. Tenant shall, at Tenant’s expense, maintain in full force and effect worker’s compensation insurance with not less than the minimum limits required by law, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).
     (d) Evidence of Coverage. Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the time of execution of this Lease by Tenant. Tenant shall, at least ten (10) days prior to expiration of each policy, furnish Landlord with certificates of renewal thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days’ prior written notice to Landlord and the other parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord).
16. Indemnification
     (a) Of Landlord. Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s Agents against and from any and all claims, suits, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) arising from (i) the use of the Premises, the Building or the Project by Tenant or Tenant’s Agents, or from any activity done, permitted or suffered by Tenant or Tenant’s Agents in or about the Premises, the Building or the Project, including any mold or Mold Conditions, and (ii) any act, neglect, fault, willful misconduct or omission of Tenant or

Tenant’s Agents, or from any breach or default in the terms of this Lease by Tenant or Tenant’s Agents, and (iii) any action or proceeding brought on account of any matter in items (i) or (ii). If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord’s Agents from responsibility for, waives its entire claim of recovery for and assumes all risk of (A) damage to property or injury to persons in or about the Premises, the Building or the Project from any cause whatsoever (except to the extent is caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents or by the failure of Landlord to observe any of the terms and conditions of this Lease, if such failure has persisted for an unreasonable period of time after written notice of such failure), or (B) loss resulting from business interruption or loss of income at the Premises. The obligations of Tenant under this Paragraph 16 shall survive any termination of this Lease.
     (b) No Impairment of Insurance. The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.
17. Subrogation
     Landlord and Tenant hereby mutually waive any claim against the other and its Agent(s) for any loss or damage to any of their property located on or about the Premises, the Building or the Project that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party shall immediately notify its insurer, in writing, of the terms of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Paragraph 17 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.
18. Signs
     (a) Project Standard Signage. Landlord shall provide to Tenant, at Landlord’s expense, the following Building standard signage: (i) directory signage in the Building lobby, and (ii) suite signage at the entrance to the Premises.
     (b) Monument Signage. Tenant shall have the right to have its name listed on the shared monument sign for the Building (the “Monument Sign”). Landlord shall have the right to require that all names on the Monument Sign be of the same size. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to Landlord’s reasonable approval. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign. Landlord may, at anytime during the Lease Term (or any extension thereof), upon five (5) days’ prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign; provided, however that the new position is no lower than the initial position. The cost of such relocation of Tenant’s name shall be at the cost and expense of Landlord. At Landlord’s option, Tenant’s right to the Monument Signage may be revoked and terminated upon occurrence of any Default by Tenant beyond applicable notice and cure periods.
     (c) Parapet Signage.
          (i) Tenant shall also be entitled to one parapet tenant identification sign facing Stoneridge Mall Road (the “Parapet Sign”). The Parapet Sign shall be located in the same general area as preexisting parapet signage on the Building, and the size, color and design of which shall be subject to Landlord’s prior written approval, not to be unreasonably withheld. Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Parapet Signage. Tenant shall maintain the Parapet Signage in good condition and repair, and all costs of maintenance and repair shall be borne solely by Tenant. Maintenance shall include, without limitation, cleaning and, if the Parapet Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Parapet Signage.
          (ii) At Landlord’s option, Tenant’s right to the Parapet Signage may be revoked and terminated upon occurrence of any of the following events: (a) Tenant is in Default; (b) Tenant subleases more than fifty percent (50%) of the portion of the Premises located on the 5th floor of the Building for substantially the remainder of the Term; or (c) Tenant assigns this Lease. Unless otherwise agreed by Landlord in writing in its sole discretion, the rights provided in this Paragraph 18(c) shall be non-transferable, except to a Permitted Transferee.
     (d) General Requirements. Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent or without complying with Landlord’s signage criteria, as the same may be modified by Landlord from time to time (the “Signage Criteria”) and without complying with all applicable Laws (including, without limitation, obtaining any required consent of the City of Pleasanton or any other public authorities having jurisdiction). Without limiting the generality of the foregoing, Tenant must obtain Landlord’s written consent as to the design, size and color of Tenant’s signage and the manner in which it is attached to the Project prior to its fabrication and installation. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Landlord reserves the right to withhold consent to any sign that, in the good faith judgment of Landlord, is offensive, political or otherwise not harmonious with Class-A office buildings. Upon the expiration of the Term or sooner termination of this Lease or at such other time that any of Tenant’s signage rights are terminated pursuant to the terms of this Paragraph 18, Tenant shall remove any such signage and repair any damage or injury to the Premises, the Building or the Project caused thereby

(including, if necessary, the replacement of any precast concrete panels), all at Tenant’s sole cost and expense. If any signs are not removed, or necessary repairs are not made, then Landlord shall have the right to remove and dispose of such sign(s) and repair any damage or injury to the Premises, the Building or the Project at Tenant’s sole cost and expense. Tenant shall pay all costs and expenses for such removal and restoration within five (5) Business Days following delivery of an invoice therefor. In addition to any other rights or remedies available to Landlord, in the event that Tenant erects or installs any sign in violation of this Paragraph 18, and Tenant fails to remove same within three (3) business days after notice from Landlord or erects or installs a similar sign in the future, Landlord shall have the right to charge Tenant a signage fee equal to One Hundred Dollars ($100.00) per day for each day thereafter that such sign is not removed or a similar sign is installed or erected in the future. Landlord’s election to charge such fee shall not be deemed to be a consent by Landlord to such sign and Tenant shall remain obligated to remove such sign in accordance with Landlord’s notice.
19. Free From Liens
     Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have in addition to all other remedies provided herein and by law the right but not the obligation to cause same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, attorneys’ fees) shall be payable to Landlord by Tenant upon demand. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises, the Building and the Project, from mechanics’ and materialmen’s liens. Tenant shall give to Landlord at least five (5) business days’ prior written notice of commencement of any repair or construction on the Premises.
20. Entry By Landlord
     Tenant shall permit Landlord and Landlord’s Agents to enter into and upon the Premises at all reasonable times, upon reasonable notice (except in the case of an emergency, for which no notice shall be required), and subject to Tenant’s reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or tenants or to provide services, alter, improve, maintain and repair the Premises or the Building as required or permitted of Landlord under the terms hereof, or for any other business purpose, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the gross negligence or willful misconduct of Landlord); and Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” or “for lease” signs. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction or constructive eviction of Tenant from the Premises. Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure in the case of an emergency and when Landlord otherwise deems such closure necessary.

21. Destruction and Damage
     (a) If the Premises are damaged by fire or other perils covered by extended coverage insurance, Tenant shall give Landlord immediate notice thereof and Landlord shall, at Landlord’s option:
          (i) In the event of total destruction (which shall mean destruction or damage in excess of twenty-five percent (25%) of the full insurable value thereof) of the Premises, elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the date Landlord obtains actual knowledge of such destruction (the “Casualty Discovery Date”). If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the Casualty Discovery Date.
          (ii) In the event of a partial destruction (which shall mean destruction or damage to an extent not exceeding twenty-five percent (25%) of the full insurable value thereof) of the Premises for which Landlord will receive insurance proceeds sufficient to cover the cost to repair and restore such partial destruction and, if the damage thereto is such that the Premises may be substantially repaired or restored to its condition existing immediately prior to such damage or destruction within two hundred seventy (270) days from the Casualty Discovery Date, Landlord shall commence and proceed diligently with the work of repair and restoration, in which event this Lease shall continue in full force and effect. If such repair and restoration requires longer than two hundred seventy (270) days or if the insurance proceeds therefor (plus any amounts Tenant may elect or is obligated to contribute) are not sufficient to cover the cost of such repair and restoration, Landlord may elect either to so repair and restore, in which event this Lease shall continue in full force and effect, or not to repair or restore, in which event this Lease shall terminate. In either case, Landlord shall give written notice to Tenant of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the Casualty Discovery Date.
          (iii) Notwithstanding anything to the contrary contained in this Paragraph, in the event of damage to the Premises occurring during the last twelve (12) months of the Term, Landlord may elect to terminate this Lease by written notice of such election given to Tenant within thirty (30) days after the Casualty Discovery Date.
     (b) If the Premises are damaged by any peril not fully covered by insurance proceeds to be received by Landlord, and the cost to repair such damage exceeds any amount Tenant may agree to contribute, Landlord may elect either to commence promptly to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred.

     (c) If the Premises or any portion thereof is damaged by fire or other perils, and if (i) the repair and restoration cannot be completed within two hundred seventy (270) days after the Casualty Discovery Date, or (ii) such damage occurs during the last twelve (12) months of the Term, then in either case, Tenant may elect to terminate this Lease by written notice of such election given to Landlord within thirty (30) days after the Casualty Discovery Date. In such event, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Project to Landlord.
     (d) Notwithstanding anything to the contrary in this Paragraph 21, Landlord shall have the option to terminate this Lease, exercisable by notice to Tenant within sixty (60) days after the Casualty Discovery Date, in each of the following instances:
          (i) If more than twenty-five percent (25%) of the full insurable value of the Building or the Project is damaged or destroyed, regardless of whether or not the Premises are destroyed.
          (ii) If the Building or the Project or any portion thereof is damaged or destroyed and the repair and restoration of such damage requires longer than one hundred eighty (180) days from the Casualty Discovery Date, regardless of whether or not the Premises are destroyed.
          (iii) If the Building or the Project or any portion thereof is damaged or destroyed and the insurance proceeds therefor are not sufficient to cover the costs of repair and restoration, regardless of whether or not the Premises are destroyed.
          (iv) If the Building or the Project or any portion thereof is damaged or destroyed during the last twelve (12) months of the Term, regardless of whether or not the Premises are destroyed.
     (e) In the event of repair and restoration as herein provided, the monthly installments of Base Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration; provided, however, that Tenant shall not be entitled to such abatement to the extent that such damage or destruction resulted from the criminal acts or willful misconduct of Tenant or Tenant’s Agents. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises, the Building or the Project or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building or the Project and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.
     (f) If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall repair or restore only the initial tenant improvements, if any, constructed by Landlord in the Premises pursuant to the terms of this Lease, substantially to their condition existing immediately prior to the occurrence of the damage or destruction; and Tenant shall promptly repair and restore, at Tenant’s expense, Tenant’s Alterations which were not constructed by Landlord.

     (g) Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4) which permit termination of a lease upon destruction of the leased premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Paragraph 21 shall govern exclusively in case of such destruction.
22. Condemnation
     (a) If twenty-five percent (25%) or more of either the Premises, the Building or the Project or the Parking Areas is permanently taken for any public or quasi-public purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), Landlord may, at its option, terminate this Lease as of the date title vests in the condemning party. If twenty-five percent (25%) or more of the Premises is taken and if the Premises remaining after such Condemnation and any repairs by Landlord would be untenantable (in Landlord’s reasonable opinion) for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Base Rent corresponding to the time during which, and to the portion of the floor area of the Premises (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration, as reasonably determined by Landlord. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any Condemnation, whether permanent or temporary, or the repair or restoration of the Premises, the Building or the Project or the Parking Areas following such Condemnation, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building, the Project or the Parking Areas and/or any inconvenience or annoyance occasioned by such Condemnation, repair or restoration. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises, the Building or the Project or the Parking Areas, and any other applicable law now or hereafter enacted, are hereby waived by Tenant.
     (b) Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with any Condemnation, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease or otherwise; provided, however, that Tenant shall be entitled to receive any award separately allocated by the condemning authority to Tenant for Tenant’s relocation expenses or the value of Tenant’s Property (specifically excluding fixtures, Alterations and other components of the Premises which under this Lease or by law are or at the expiration of the

Term will become the property of Landlord), provided that such award does not reduce any award otherwise allocable or payable to Landlord.
23. Assignment and Subletting
     (a) Tenant shall not voluntarily or by operation of law, (i) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (ii) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of Tenant excepted) to occupy or use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, as set forth below in this Paragraph 23; provided, however, that (A) Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, and (B) Tenant has not previously assigned or transferred this Lease or any interest herein. A transfer of greater than a fifty percent (50%) interest (whether stock, partnership interest, membership interest or otherwise) of Tenant, either in one (1) transaction or a series of transactions shall be deemed to be an assignment under this Lease.
     (b) When Tenant requests Landlord’s consent to an assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current and two (2) years’ prior financial statements for the proposed assignee or subtenant, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles. Tenant shall also provide Landlord with a copy of the proposed sublease or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within ten (10) days of receipt of the foregoing, to (i) terminate this Lease as of the commencement date stated in any proposed assignment or any proposed sublease of substantially the entirety of the Premises for substantially the remainder of the Term (excepting, in either case, any Permitted Transfer), (ii) sublease or take an assignment, as the case may be, from Tenant of the interest, or any portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease, on the same terms and conditions as stated in the proposed sublet or assignment agreement, (iii) consent to the proposed assignment or sublease, or (iv) refuse its consent to the proposed assignment or sublease, provided that (A) such consent shall not be unreasonably withheld so long as Tenant is not then in Default under this Lease nor is any event then occurring which, with the giving of notice or the passage of time, or both, would constitute a Default hereunder, and (B) as a condition to providing such consent, Landlord may require attornment from the proposed subtenant on terms and conditions reasonably acceptable to Landlord. In the event Landlord elects to terminate this Lease or sublease or take an assignment from Tenant of the interest, or portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease as provided in the foregoing clauses (i) and (ii), respectively, then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for any compensation or profit related to such lease or occupancy agreement.

     (c) Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (i) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Project; (ii) whether the use to be made of the Premises by the proposed subtenant or assignee will conflict with any so-called “exclusive” use then in favor of any other tenant of the Building or the Project, and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and the Project services than imposed by Tenant; and (iii) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved. In any event, Landlord may withhold its consent to any assignment or sublease, if (A) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the provisions of Paragraph 9(a) or (b) above or with any other lease which restricts the use to which any space in the Building or the Project may be put; (B) the portion of the Premises proposed to be sublet does not permit safe or otherwise appropriate means of ingress and egress, or does not comply with governmental safety and other codes; (C) the proposed sublessee or assignee is either a governmental or quasi-governmental agency or instrumentality thereof; (D) the proposed sublessee or assignee has entered into a signed letter of intent with Landlord to lease space in the Project during the two (2) month period immediately preceding the date Landlord receives Tenant’s request for consent; or (E) the proposed subtenant or assignee is a Prohibited Person, as defined in Paragraph 47.
     (d) If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the excess, if any, of (i) the rent and any additional rent payable by the assignee or sublessee to Tenant, less reasonable and customary market-based leasing commissions, attorneys’ fees, and the cost of tenant improvements required for the sublease, if any, incurred by Tenant in connection with such assignment or sublease; minus (ii) Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this Lease. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the assignee or subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall immediately forward the same to Landlord. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant.
     (e) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignment or subletting).

     (f) Tenant shall reimburse Landlord for its actual and reasonable out-of-pocket fees (including, without limitation, the fees of Landlord’s counsel), incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease; provided, however that the fees associated with the first version of any consent agreement delivered to Tenant shall not exceed $2,500.00.
     (g) A consent to one assignment, subletting, occupation or use shall not be deemed to be a consent to any other or subsequent assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting without Landlord’s consent shall be void, and shall, at the option of Landlord, constitute a Default under this Lease.
     (h) Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Paragraph 23 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that this Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.
     (i) Notwithstanding anything in this Lease to the contrary, in the event Landlord consents to an assignment or subletting by Tenant in accordance with the terms of this Paragraph 23, Tenant’s assignee or subtenant shall have no right to further assign this Lease or any interest therein or thereunder or to further sublease all or any portion of the Premises without Landlord’s consent per this Paragraph 23.
     (j) If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect Rent from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after a Default by Tenant, collect Rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Paragraph 23, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to an assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting pursuant to any provision of this Lease shall not, except as otherwise provided herein, in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees or others claiming under or through Tenant, immediately or remotely. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, shall not, except as otherwise provided herein, operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any prior consent of Landlord required under this Paragraph 23.
     (k) Each subletting and/or assignment pursuant to this Paragraph shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease and each of the covenants, agreements, terms, provisions and conditions of this Lease shall be automatically incorporated therein. If Landlord shall consent to, or reasonably withhold its consent to, any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar fee in connection with the proposed assignment or sublease.
     (l) Notwithstanding anything in Paragraph 23(a) above to the contrary, Tenant may, without obtaining the prior consent of Landlord, without Landlord’s having any rights pursuant to clause (i) or (ii) of Paragraph 23(b) above, and without the payment of any amounts pursuant to Paragraph 23(d) above, assign, transfer or sublease this Lease or the whole or any part of the Premises to any corporation or other entity which (a) controls, is controlled by, or is under common control with Tenant, (b) acquires all or substantially all of Tenant’s assets or stock, or (c) results from the merger or consolidation of Tenant with another entity (each, a “Permitted Transfer”); provided that (i) Tenant shall give not less than ten (10) days prior written notice thereof to Landlord (to the extent such notice is permitted by applicable Law), (ii) Tenant shall continue to be fully obligated under this Lease, (iii) any such assignee or sublessee shall expressly assume and agree to perform all the terms and conditions of this Lease to be performed by Tenant (but with respect to a sublease, only with respect to that portion of the Premises that is the subject of the sublease and excluding all rental obligations of Tenant hereunder), and (iv) the assignee or sublessee (“Permitted Transferee”) shall have a tangible net worth, determined in accordance with generally accepted accounting principles consistently applied (“Net Worth”), at least equal to Tenant’s Net Worth as of the date of the Transfer. Tenant shall also have the right without Landlord’s consent and not subject to this Paragraph 23, to sublease or license space in the Premises to “Strategic Partner(s)” which are individuals or entities that are working with Tenant and Tenant desires that they share space in the Premises with Tenant to facilitate that strategic alliance.
     (m) Notwithstanding anything in Paragraph 23(a) above to the contrary, Landlord shall permit Tenant to license space in the Premises to any one or more Strategic Partners (as hereinafter defined) upon written notice to Landlord but without Tenant being required to obtain Landlord’s prior written consent, provided (i) the aggregate square feet of space so licensed to all Strategic Partners at each and every point in time during the Term is no more than fifteen percent (15%) of the Premises, (ii) the term of each such license shall expire on or before the expiration or sooner termination of the Lease, (iii) each such license is expressly subject and subordinate to this Lease, (iv) Tenant shall ensure that each such license does not violate any of the provisions of this Lease or cause Tenant to violate any such provisions, and (v) no such licensee shall use, store, generate, release or otherwise handle in, on or about the Premises any Hazardous Materials except for minor amounts thereof commonly used for office purposes (e.g., white out, copier toner). A “Strategic Partner” shall mean individuals or other entities who transact business with Tenant in the ordinary course during the license period and who use space in the Premises for period of time which is no longer than one year. All Strategic Partners shall be deemed to be Tenant’s Agents for purposes of this Lease. If Tenant at any time during the Term is no longer Callidus Software Inc. a Delaware corporation and any Permitted Transferees, then the provisions of this paragraph regarding Tenant’s right to license space in the Premises to Strategic Partners without the prior written consent of Landlord shall no longer be applicable, and all further licenses shall be effectuated, if at all, only after Tenant first obtains Landlord’s prior written consent thereto in accordance with this Paragraph 23. If Landlord determines in its good faith discretion that any license to a Strategic Partner effected pursuant to this Paragraph 23(m) is inconsistent with the standards of a Class A office project, is detrimental to the reputation or standing of the Project, or violates any exclusives within the Project, then Tenant shall cause such license to be terminated within thirty (30) days’ written notice from Landlord.
24.	Default
     The occurrence of any one of the following events shall constitute a default on the part of Tenant (“Default”):
     (a) The abandonment of the Premises without the payment of rent due by Tenant for a period of ten (10) consecutive days or any vacation or abandonment of the Premises by Tenant which would cause any insurance policy to be invalidated or otherwise lapse, in each of the foregoing cases irrespective of whether or not Tenant is then in monetary default under this Lease. Tenant agrees to notice and service of notice as provided for in this Lease and waives any right to any other or further notice or service of notice which Tenant may have under any statute or law now or hereafter in effect;
     (b) Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of three (3) days after notice of delinquency;
     (c) A general assignment by Tenant or any guarantor or surety of Tenant’s obligations hereunder, including, without limitation, Lease Guarantor, if any (collectively, “Guarantor”) for the benefit of creditors;
     (d) The filing of a voluntary petition in bankruptcy by Tenant or any Guarantor, the filing by Tenant or any Guarantor of a voluntary petition for an arrangement, the filing by or against Tenant or any Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant or any Guarantor, said involuntary petition remaining undischarged for a period of sixty (60) days;
     (e) Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;
     (f) Death or disability of Tenant or any Guarantor, if Tenant or such Guarantor is a natural person, or the failure by Tenant or any Guarantor to maintain its legal existence, if Tenant or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity;
     (g) Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Paragraphs 30 or 31 or 42, and/or failure by Tenant to deliver to Landlord any financial statement within the time period and in the manner required by Paragraph 40 and each such failure continues for three (3) days after written notice that the same are past due;
     (h) An assignment or sublease, or attempted assignment or sublease, of this Lease or the Premises by Tenant contrary to the provision of Paragraph 23, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto;
     (i) Failure of Tenant to restore the Security Deposit to the amount and within the time period provided in Paragraph 7 above;
     (j) Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in any other subparagraphs of this Paragraph 24, which shall be governed by the notice and cure periods set forth in such other subparagraphs), which failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph so long as Tenant thereafter diligently and continuously prosecutes the cure to completion and actually completes such cure within sixty (60) days after the giving of the aforesaid written notice;
     (k) Chronic delinquency by Tenant in the payment of Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” means failure by Tenant to pay Rent, or any other payments required to be paid by Tenant under this Lease within three (3) days after written notice thereof for any three (3) months (consecutive or nonconsecutive) during any period of twelve (12) months;
     (l) Chronic overuse by Tenant or Tenant’s Agents of the number of undesignated parking spaces set forth in the Basic Lease Information. “Chronic overuse” means use by Tenant or Tenant’s Agents of a number of parking spaces greater than the number of parking spaces set forth in the Basic Lease Information more than three (3) times during the Term after written notice by Landlord;
     (m) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease;
     (n) Any failure by Tenant to discharge any lien or encumbrance placed on the Project or any part thereof in violation of this Lease within twenty (20) days after the date such lien or encumbrance is filed or recorded against the Project or any part thereof;
     (o) Any failure by Tenant to immediately remove, abate or remedy any Hazardous Materials located in, on or about the Premises or the Building in connection with any failure by Tenant to comply with Tenant’s obligations under Paragraph 32;
     (p) Tenant’s failure to commence business operations in the Premises within ninety (90) days following the Commencement Date, subject to delays beyond Tenant’s reasonable control (other than financial difficulty); and

     (q) Any representation of Tenant herein or in any financial statement or other materials provided by Tenant or any guarantor of Tenant’s obligations under this Lease shall prove to be untrue or inaccurate in any material respect, or any such financial statements or other materials shall have omitted any material fact.
     Tenant agrees that any notice given by Landlord pursuant to Paragraph 24(j), (k) or (l) above shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.
25.	Landlord’s Remedies
     (a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may terminate this Lease immediately and all rights of Tenant hereunder by giving written notice to Tenant of such intention to terminate. If Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:
          (i) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus
          (ii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus
          (iii) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus
          (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom; plus
          (v) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus
          (vi) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

     (b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided that Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Paragraph 25(b), the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:
          (i) Acts of maintenance or preservation or efforts to relet the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or
          (ii) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.
     (c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises, by force if necessary, and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.
     (d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Paragraph 25(b) or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph 25(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord’s sole discretion. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (i) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (ii) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (iii) to the payment of any costs of such reletting; (iv) to the payment of the costs of any alterations and repairs to the Premises; (v) to the payment of Rent due and unpaid hereunder; and (vi) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.
     (e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Paragraph 25 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.
     (f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.
     (g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.
26. Landlord’s Right to Perform Tenant’s Obligations
     (a) Without limiting the rights and remedies of Landlord contained in Paragraph 25 above, if Tenant shall be in Default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord’s option, without any obligation to do so, and without notice to Tenant perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant’s Agents.
     (b) Without limiting the rights of Landlord under Paragraph 26(a) above, Landlord shall have the right at Landlord’s option, without any obligation to do so, to perform any of Tenant’s covenants or obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its sole and absolute judgment, or if Landlord otherwise determines in its sole discretion that such performance is necessary or desirable for the proper management and operation of the Building or the Project or for the preservation of the rights and interests or safety of other tenants of the Building or the Project.
     (c) If Landlord performs any of Tenant’s obligations hereunder in accordance with this Paragraph 26, the full amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Rent, the full amount thereof with interest thereon from the date of payment by Landlord at the lower of (i) twelve percent (12%) per annum, or (ii) the highest rate permitted by applicable law.
27. Attorneys’ Fees
     (a) If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.
     (b) Without limiting the generality of Paragraph 27(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord actual attorneys’ fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.
28. Taxes
     Tenant shall be liable for and shall pay directly to the taxing authority, prior to delinquency, all taxes levied against Tenant’s Property. If any Alteration installed by Tenant pursuant to Paragraph 12 or any of Tenant’s Property is assessed and taxed with the Project or the Building, Tenant shall pay such taxes to Landlord within ten (10) days after delivery to Tenant of a statement therefor.
29. Effect of Conveyance
     The term “Landlord” as used in this Lease means, from time to time, the then current owner of the Building or the Project containing the Premises, so that, in the event of any sale of the Building or the Project, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder (provided that the Security Deposit is transferred to the new owner), and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Building or the Project has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.
30. Tenant’s Estoppel Certificate
     From time to time, upon written request of Landlord, Tenant shall execute, acknowledge and deliver to Landlord or its designee, an Estoppel Certificate in substantially the form attached hereto as Exhibit D and with any other statements reasonably requested by Landlord or its designee. Any such Estoppel Certificate may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of (or holder of a deed of trust encumbering) Landlord’s interest or assignment of any mortgage or deed of trust upon Landlord’s interest in the Premises. If Tenant fails to provide such certificate within ten (10) business days of receipt by Tenant of a written request by Landlord as herein provided, such failure shall, at Landlord’s election, constitute a Default under this Lease, and Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee or deed of trust holder.
31. Subordination
     At the option of Landlord, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases affecting the Building or the Project now or hereafter existing and each of the terms, covenants and conditions thereto (the “Superior Lease(s)”), and to all mortgages or deeds of trust which may now or hereafter affect the Building, the Property or any of such leases and each of the terms, covenants and conditions thereto (the “Superior Mortgage(s)”), whether or not such mortgages or deeds of trust shall also cover other land, buildings or leases, to each and every advance made or hereafter to be made under such mortgages or deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages or deeds of trust and spreaders and consolidations of such mortgages or deeds of trust. This Paragraph shall be self-operative and no further instrument of subordination shall be required. Tenant shall promptly execute, acknowledge and deliver any reasonable instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination; if Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) business days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. As used herein the lessor of a Superior Lease or its successor in interest is herein called “Superior Lessor”; and the holder of a Superior Mortgage is herein called “Superior Mortgagee.”
     Notwithstanding the foregoing provisions of this Paragraph 31, as to any Superior Mortgage against or affecting any or all of the Building or the Premises or any or all of the Building and improvements now or at any time hereafter constituting a part of or adjoining the Building in place at the time of execution of this Lease, Landlord shall use reasonable efforts to obtain an agreement from the holder thereof in recordable form and substantially in the form attached hereto as Exhibit E or otherwise in form and substance reasonably acceptable to Tenant, whereby the holder of such Superior Mortgage agrees that Tenant, upon paying the Base Rent and all of the Additional Rent and other charges herein provided for, and observing and complying with the covenants, agreements and conditions of this Lease on its part to be observed and complied with, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term (including any exercised renewal term), without hindrance or interference from anyone claiming by or through said Superior Mortgagee and that said Superior Mortgagee shall respect Tenant’s rights under this Lease and, upon succeeding to Landlord’s interest in the Building and Lease, shall observe and comply with all of Landlord’s duties under this Lease (hereinafter referred to as a Nondisturbance Agreement). Notwithstanding the first paragraph of this Section 31, Tenant shall not be obligated to subordinate to any Superior Lease or Superior Mortgage unless such subordination contains a Non-Disturbance Agreement.
     If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease

(without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. This Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder; (b) be subject to any offset, not expressly provided for in this Lease; or (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the Successor Landlord (or its predecessor in interest).
32. Environmental Covenants
     (a) As used in this Lease, the term “Hazardous Materials” means (i) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law; (ii) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iii) polychlorinated biphenyls (PCBs); (iv) asbestos and asbestos containing materials (whether friable or non-friable); (v) lead and lead based paint or other lead containing materials (whether friable or non-friable); (vi) urea formaldehyde; (vii) microbiological pollutants; (viii) batteries or liquid solvents or similar chemicals; (ix) radon gas; and (x) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise.
     (b) As used in this Lease, the term “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, but not limited to: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, and 25501 of the California Health and Safety Code. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Laws” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.
     (c) During its use and occupancy of the Premises Tenant will not permit Hazardous Materials to be present on or about the Premises except for normal quantities of cleaning and other business supplies customarily used and stored in an office and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.
     (d) If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (i) the requirements of (A) all Environmental Laws and (B) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are necessary, in Landlord’s sole discretion, to protect the value of the Premises or the property in which the Premises are located. Additionally, if Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the Property in which the Premises are located, Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s sole discretion, to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant promptly upon demand.
     (e) Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.
     (f) Except for any preexisting or other causes or conditions for which Tenant is not responsible, Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of (i) mold, Mold Conditions (defined below), debris, waste and (ii) Hazardous Materials and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Building or the Project. Tenant’s obligations and liabilities pursuant to this Paragraph 32 shall be in addition to any other surrender requirements in this Lease and shall survive the expiration or earlier termination of this Lease. For purposes hereof, the term “normal wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building, and/or the Project in any manner whatsoever related to directly, or indirectly, Hazardous Materials for which Tenant is responsible hereunder.
     (g) Tenant shall indemnify and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, losses (including, without limitation, loss in value of the Premises or the property in which the Premises is located, damages due to loss or restriction of rentable or usable space, and damages due to any adverse impact on marketing of the space and any and all sums paid for settlement of claims), liabilities and expenses (including, without limitation, attorneys’, consultants’, and experts’ fees) incurred by Landlord during or after the Term and attributable to (i) any Hazardous Materials placed on or about the Premises, the Building or the Project by Tenant or Tenant’s Agents, or resulting from the action or inaction of Tenant or Tenant’s Agents, or (ii) Tenant’s breach of any provision of this Paragraph 32. This indemnification includes, without limitation, any and all costs incurred by Landlord due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision.
     (h) Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense, keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease.
     (i) Tenant, at its sole cost and expense, shall:
          (i) Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise to or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water collection or penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and
          (ii) Immediately notify Landlord in writing if it observes, suspects, has reason to believe mold or Mold Conditions in, at, or about the Premises or a surrounding area.
     (j) In the event of suspected mold or Mold Conditions in, at, or about the Premises and surrounding areas, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present in, at, or about the Premises.
     (k) Tenant hereby releases and relieves Landlord from any and all liability for bodily injury and damage to property, waives any and all claims against Landlord and assumes all risk of personal injury and property damage related to or allegedly caused by or associated with any mold or Mold Conditions in or on the Premises existing on the Commencement Date or arising thereafter.
     The provisions of this Paragraph 32 shall survive the expiration or earlier termination of this Lease.

33. Notices
     All notices and demands which are required or may be permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or nationally recognized overnight courier, addressed to the addressee at Tenant’s Address or Landlord’s Address as specified in the Basic Lease Information, or to such other place as either party may from time to time designate in a notice to the other party given as provided herein. Copies of all notices and demands given to Landlord shall additionally be sent to Landlord’s property manager at the address specified in the Basic Lease Information or at such other address as Landlord may specify in writing from time to time. Notice shall be deemed given upon actual receipt (or attempted delivery if delivery is refused), if personally delivered, or one (1) business day following deposit with a reputable overnight courier that provides a receipt, or on the third (3rd) day following deposit in the United States mail in the manner described above.
34. Waiver
     The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord in regard to any Default by Tenant shall impair such a right or remedy or be construed as a waiver. Any waiver by Landlord of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.
35. Holding Over
     Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default and, without limiting Landlord’s remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate equal to the greater of the fair market rental value for the Premises (as reasonably determined by Landlord) or one hundred fifty percent (150%) of the Base Rent last due in this Lease, plus one hundred percent (100%) of the Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable; provided, however, that in no event shall any renewal or expansion option, option to purchase, or other similar right or option contained in this Lease be deemed applicable to any such tenancy at sufferance.
36. Successors and Assigns
     The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

37. Time
     Time is of the essence of this Lease and each and every term, condition and provision herein.
38. Brokers
     Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Broker(s) specified in the Basic Lease Information in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party.
39. Limitation of Liability
     In the event of any default or breach by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises, Tenant’s remedies shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest in the Building of the then-current Landlord or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to sixty percent (60%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the “Landlord Parties” in connection with the Project, the Building or the Premises. For purposes of this Lease, “Landlord Parties” shall mean, collectively, Landlord, its partners, shareholders, officers, directors, employees, investment advisors, or any successor in interest of any of them. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Paragraph 39 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), future member in Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The provisions of this Paragraph shall apply only to Landlord and the parties herein described, and shall not be for the benefit of any insurer nor any other third party.

40. Financial Statements
     Within ten (10) business days after Landlord’s request, Tenant shall deliver to Landlord the then current financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available), prepared or compiled by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.
41. Rules and Regulations
     Tenant shall comply with the rules and regulations attached hereto as Exhibit C, along with any modifications, amendments and supplements thereto, and such reasonable rules and regulations as Landlord may adopt in the future, from time to time, for the orderly and proper operation of the Building and the Project (collectively, the “Rules and Regulations”). The Rules and Regulations may include, but shall not be limited to, the following: (a) restriction of employee parking to a limited, designated area or areas; and (b) regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish. The then-current Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said Rules and Regulations.
42. Mortgagee Protection
     (a) Modifications for Lender. If, in connection with obtaining financing for the Project or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided that such modifications do not materially adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.
     (b) Rights to Cure. Tenant shall give to any trust deed or mortgage holder (“Holder”), by a method provided for in Paragraph 33, at the same time as it is given to Landlord, a copy of any notice of default given to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional reasonable period within which to cure such default, or if such default cannot be cured without Holder pursuing its remedies against Landlord, then such additional time as may be necessary to commence and complete a foreclosure proceeding, provided Holder commences and thereafter diligently pursues the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.
43. Parking
     (a) Provided that Tenant shall not then be in Default under the terms and conditions of this Lease; and provided, further, that Tenant shall comply with and abide by Landlord’s parking rules and regulations from time to time in effect, Tenant shall have a license to use for the parking of standard-size passenger automobiles, pick-up trucks, vans and SUVs the number of exclusive and designated and non-exclusive and undesignated parking spaces, if any, set forth in the Basic Lease Information in the Parking Areas; provided, however, that Landlord shall not be required to enforce Tenant’s right to use such parking spaces; and provided, further, that the number of parking spaces allocated to Tenant hereunder shall be reduced on a proportionate basis in the event any of the parking spaces in the Parking Areas are taken or otherwise eliminated as a result of any Condemnation or casualty event affecting such Parking Areas or any modifications made by Landlord to such Parking Areas. All unreserved parking spaces will be on a first-come, first-served basis in common with other tenants of and visitors to the Project in parking spaces provided by Landlord from time to time in the Project’s Parking Areas. In the event Tenant is granted the use of exclusive and designated parking spaces, as indicated in the Basic Lease Information, then such spaces shall be located in the area(s) designated by Landlord from time to time. Tenant’s license to use the parking spaces provided for herein shall be subject to such terms, conditions, rules and regulations as Landlord or the operator of the Parking Areas may impose from time to time.
     (b) Each vehicle shall, at Landlord’s option to be exercised from time to time, bear a permanently affixed and visible identification sticker to be provided by Landlord. Tenant shall not and shall not permit Tenant’s Agents to park any vehicles in locations other than those specifically designated by Landlord as being for Tenant’s use. The license granted hereunder is for self-service parking only and does not include additional rights or services. Neither Landlord nor Landlord’s Agents shall be liable for: (i) loss or damage to any vehicle or other personal property parked or located upon or within such parking spaces or any Parking Areas whether pursuant to this license or otherwise and whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever; or (ii) injury to or death of any person in, about or around such parking spaces or any Parking Areas or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever; and Tenant hereby waives any claim for or in respect to the above and against all claims or liabilities arising out of loss or damage to property or injury to or death of persons, or both, relating to any of the foregoing. Tenant shall not assign any of its rights hereunder and, in the event an attempted assignment is made, it shall be void.
     (c) Tenant recognizes and agrees that visitors, clients and/or customers (collectively, the “Visitors”) to the Project and the Premises must park automobiles or other vehicles only in areas designated by Landlord from time to time as being for the use of such Visitors, and Tenant hereby agrees to ask its Visitors to park only in the areas designated by Landlord from time to time for the use of Tenant’s Visitors.
     (d) In the event any tax, surcharge or regulatory fee is at any time imposed by any governmental authority upon or with respect to parking or vehicles parking in the parking spaces referred to herein, Tenant shall pay such tax, surcharge or regulatory fee as Additional Rent under this Lease, such payments to be made in advance and from time to time as required by Landlord (except that they shall be paid monthly with Base Rent payments if permitted by the governmental authority).

44. Entire Agreement
     This Lease, including the Exhibits and any Addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect. If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.
45. Interest
     Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within three (3) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at the lesser of (a) an annual rate equal to the maximum rate of interest permitted by law, or (b) twelve percent (12%) per annum. Payment of such interest shall not excuse or cure any Default by Tenant. In addition, Tenant shall pay all costs and attorneys’ fees incurred by Landlord in collection of such amounts.
46. Governing Law; Construction
     This Lease shall be construed and interpreted in accordance with the laws of state in which the Premises is located. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.
47. Representations and Warranties of Tenant
     Tenant (and, if Tenant is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease.
     (a) If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the state in which the Premises is located, and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.
     (b) Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
     (c) Tenant is not in violation of any Anti-Terrorism Law.
     (d) Tenant is not, as of the date hereof:
          (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;
          (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or
          (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law.
     (e) Neither Tenant nor any of its affiliates, officers, directors, shareholders, members or any lease guarantor, as applicable, is a Prohibited Person.
     If at any time any of these representations becomes false, then it shall be considered a material Default under this Lease.
     As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.
48. Name of Building
     In the event Landlord chooses to change the name or address of the Building and/or the Project, Tenant agrees that such change shall not affect in any way its obligations under this

Lease, and that, except for the name or address change, all terms and conditions of this Lease shall remain in full force and effect. Tenant agrees further that such name or address change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change.
49. Security
     (a) Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Building or the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any bodily injury, loss by theft or any other damage suffered or incurred by Tenant or Tenant’s employees, invitees, and visitors in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, the Building or the Project.
     (b) Tenant hereby agrees to the exercise by Landlord and Landlord’s Agents, within their sole discretion, of such security measures as, but not limited to, the evacuation of the Premises, the Building or the Project for cause, suspected cause or for drill purposes, the denial of any access to the Premises, the Building or the Project and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury. The exercise of such security measures by Landlord and Landlord’s Agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord or Landlord’s Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.
50. Jury Trial Waiver
     Tenant hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Landlord, Tenant or any other party, relating to (i) this Lease and/or any understandings or prior dealings between the parties hereto, or (ii) the Premises, the Building or the Project or any part thereof, or (b) to which Landlord is a party. Tenant hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and Tenant does hereby constitute and appoint Landlord its true and lawful attorney-in-fact, which appointment is coupled with an interest, and Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.
51. Recordation
     Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by any one acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

52. Right to Lease
     Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.
53. Force Majeure
     Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance cause by a Force Majeure.
54. Renewal Option (With FMV Rent)
          (a) Exercise of Option. Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of this Lease, at the date of both the Extension Notice and the effective date of the Option, Tenant shall have the option (the “Option”) to renew this Lease for an additional five (5) year period (the “Extension Term”) for the period commencing on the date following the Expiration Date upon the terms and conditions contained in this Paragraph 54. To exercise the Option, Tenant shall give Landlord notice (the “Extension Notice”) of intent to exercise said Option not less than six (6) months nor more than nine (9) months prior to the date on which the Extension Term which is the subject of the notice will commence. The notice shall be given as provided in Paragraph 33 hereof. In the event Tenant exercises the Option, this Lease will terminate in its entirety at the end of the Extension Term and Tenant will have no further option to renew or extend the Term of this Lease.
          (b) Procedures for Determining Prevailing Market Rate.
               (i) If Tenant timely exercises the Extension Option, not later than six (6) months prior to the commencement of the Extension Term, Landlord shall deliver to Tenant a good faith written proposal of the Prevailing Market Rate for the Premises for the Extension Term. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing that (A) Tenant accepts Landlord’s proposal or (B) Tenant rejects Landlord’s proposal. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Prevailing Market Rate for the Extension Term shall be deemed rejected by Tenant.
               (ii) If Tenant timely rejects Landlord’s proposal, Landlord and Tenant shall first negotiate in good faith in an attempt to agree upon the Prevailing Market Rate for the Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the earlier of (A) Landlord’s receipt of Tenant’s notice rejecting Landlord’s proposal or (B) the expiration of the thirty (30) day period referred to in subparagraph (a) above (the “Negotiation Period”), such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Article. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate during the Negotiation Period, then within thirty (30) days after expiration of the Negotiation Period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Prevailing Market Rate for the Extension Term, supported by the reasons therefore (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower of such Determinations, then the Prevailing Market Rate shall be the average of the two Determinations. If the Prevailing Market Rate is not resolved by exchange of the Determinations, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations constituting the only two choices available to the Appraisal Panel (as hereinafter defined).
               (iii) Within thirty (30) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint a neutral and impartial appraiser who shall be certified as an MAI or ASA appraiser and shall have at least ten (10) years’ experience, immediately prior to his or her appointment, as a real estate appraiser of similar class office properties in the City of Pleasanton and County of Contra Costa including significant experience appraising suburban office space. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to appoint an appraiser within said thirty (30) day period, the Prevailing Market Rate for the Extension Term shall be the Determination of the other party who timely appointed an appraiser.
     Landlord’s and Tenant’s appraisers shall work together in good faith to appoint a neutral or impartial third party appraiser within ten (10) days, and notify both Landlord and Tenant of such selection. The three appraisers shall then work together in good faith to decide which of the two Determinations more closely reflects the Prevailing Market Rate of the Premises for the Extension Term. The Determination selected by such appraisers shall be binding upon Landlord and Tenant. If all three appraisers cannot agree upon which of the two Determinations more closely reflects the Prevailing Market Rate within forty-five (45) days, the decision of a majority of the appraisers shall prevail.
               (iv) Within five (5) days following notification of the identity of the third appraiser, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the third appraiser. The three appraisers are referred to herein as the “Appraisal Panel.” The Appraisal Panel, if it so elects, may conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel. Within forty-five (45) days following the appointment of the third appraiser, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate of the Premises for the Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.
               (v) Each party shall pay the fees and expenses of the appraiser appointed by such party, and one-half of the fees and expenses of the third appraiser and the expenses incident to the proceedings of the Appraisal Panel (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).
     (c) Prevailing Market Rate. As used in this Lease, the phrase “Prevailing Market Rate” means the amount that a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would agree upon at arm’s length as Base Rent for the Premises for the Extension Term, as of the commencement of the Extension Term. The Prevailing Market Rate shall be based upon non-sublease, non-encumbered, non-equity lease transactions recently entered into for space in the Building and in Comparable Buildings (“Comparison Leases”) and may include periodic increases. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Extension Term compared to the lease term of the Comparison Leases; (ii) rental structure, including additional rent, and taking into consideration any “base year” or “expense stops”; (iii) the size of the Premises compared to the size of the premises under the Comparison Leases; (iv) utility, location, floor level, views, and efficiencies of the Premises compared to the premises under the Comparison Leases; (v) the age and quality of construction of the Building; (vi) the value of existing leasehold improvements to Tenant; (vii) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases, and (viii) any other relevant economic factors. For purposes of this Paragraph, Comparable Buildings shall include, but not be limited to: Carr America Corporate Center; Hacienda Terrace; Dublin Corporate Center; and Stoneridge Corporate Plaza. This option is personal to the original Tenant under the Lease or a Permitted Transferee.
55. Right of First Offer.
     (a) Subject to the terms of this Paragraph 55 , Tenant shall have a continuous and recurring right of first offer (the “Right of First Offer”) during the Term to lease all or any portion of the space located on the forth (4th) floor of the Building (each a “First Offer Space”), when and if any such First Offer Space becomes available for lease by a party other than the existing tenant of the First Offer Space during the Term. The Right of First Offer is personal to Tenant and may not be exercised by any sublessee or assignee, or by any other successor or assign, of Tenant. The Right of First Offer shall be effective only if Tenant is not in Default under this Lease, nor is any event then occurring and continuing which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of exercise of the Right of First Offer or on the First Offer Commencement Date (as hereinafter defined).

          (b) In the event that Landlord elects to market or offer to the public for lease any First Offer Space, then Landlord shall notify Tenant in writing of the terms and conditions upon which Landlord would be willing to lease such First Offer Space to Tenant (a “First Offer Space Availability Notice”). Tenant shall thereafter have the right to lease such First Offer Space on the terms and conditions specified in the First Offer Space Availability Notice by written notice (a “First Offer Notice”) to Landlord given not later than twenty (20) days after Tenant’s receipt of the First Offer Space Availability Notice. If Tenant fails to deliver a First Offer Notice to Landlord on a timely basis as provided in the preceding sentence, then Tenant shall be deemed to have elected not to exercise the Right of First Offer with respect to such First Offer Space.
          (c) In the event Tenant fails to exercise its Right of First Offer in a timely manner as provided herein, the Right of First Offer shall lapse and Landlord shall thereafter have the right to lease such First Offer Space to any party or parties on terms deemed acceptable to Landlord in its sole and absolute discretion. If such First Offer Space is not leased within six (6) months thereafter, then this Right of First Offer will again apply to that First Offer Space. If Tenant validly exercises the Right of First Offer, then (1) Tenant’s lease of such First Offer Space shall commence on a date (a “First Offer Commencement Date”) specified in the First Offer Space Availability Notice, (2) such First Offer Space shall be leased to Tenant upon the terms and conditions set forth in the First Offer Space Availability Notice, (3) Tenant’s Proportionate Share of the Building and the Project shall be increased to reflect the First Offer Space, and (4) the First Offer Space shall be delivered to Tenant in its “as-is” condition on the First Offer Commencement Date, Tenant acknowledging and agreeing that Landlord shall have no obligation to improve, remodel or otherwise alter such First Offer Space prior to or after the First Offer Commencement Date, except to the extent expressly provided in the First Offer Space Availability Notice.
          (d) In the event Tenant exercises its Right of First Offer, then from and after the First Offer Commencement Date, the term “Premises,” whenever used in this Lease, shall mean the original Premises demised under this Lease and the First Offer Space (except, in the case of the First Offer Space then being leased, to the extent that the terms of this Lease are not consistent with the terms and conditions specified in the First Offer Space Availability Notice).
56. Termination Option
     (a) Tenant shall have the right to terminate this Lease on the terms and conditions set forth in this Paragraph 56 (the “Termination Option”). The Termination Option is personal to Callidus Software, Inc. or any Permitted Transferee and may not be exercised by any other sublessee or assignee, or by any other successor or assign, of Callidus Software, Inc.. The Termination Option shall be effective only if Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of the exercise of the Termination Option or on the Termination Date (as hereinafter defined).
     (b) In the event Tenant elects to exercise the Termination Option, then Tenant shall provide written notice (the “Termination Notice”) to Landlord by August 1, 2015. Any such Termination Notice given by Tenant to Landlord shall be irrevocable. If Tenant delivers a Termination Notice to Landlord, then subject to Paragraph 56(a) above, the Lease shall terminate on January 28, 2016 (the “Termination Date”); provided, however, that as a condition precedent to the termination of the Lease, Tenant shall pay to Landlord, at the time of delivery of the Termination Notice, an amount equal to five (5) full months of the monthly Base Rent that was payable as of the Termination Date.
57. Server Room Equipment
     (a) During the Term of this Lease, Tenant shall have the right, at no cost to Tenant, to use the equipment and infrastructure located in the server room portion of the Premises located on the first floor of the Building and as described on Exhibit F hereto as well as the Existing Wiring (collectively, the “IT Equipment”), subject to the terms and conditions contained in this paragraph 57. All right, title or interest in IT Equipment shall be in and remain with Landlord and no right, title or interest in IT Equipment shall pass to Tenant other than the right to use the IT Equipment for the Term of this Lease.
     (b) Tenant shall: (i) at its sole expense, keep and maintain each item of IT Equipment in the same condition received (ordinary wear and tear excepted), and in compliance with all applicable Laws and all instructions and recommendations as to the repair and maintenance of such item of IT Equipment issued at any time by the vendor and/or manufacturer thereof; (ii) maintain conspicuously on any of IT Equipment such labels, plates, decals or other markings as Landlord may reasonably place thereon, stating that Landlord is the owner of such IT Equipment; (iii) furnish to Landlord such information concerning the condition, location, use and operation of the IT Equipment as Landlord reasonably may request; (iv) make no additions, alterations, modifications or improvements to any item of any IT Equipment without Landlord’s prior written consent, which shall not be unreasonably withheld; (v) not, directly or indirectly, create, incur or permit to exist any lien, encumbrance, mortgage, pledge, attachment or security interest on or with respect to any IT Equipment; and (vi) use IT Equipment solely in the conduct of Tenant’s business and keep IT Equipment in the server room portion of the Premises.
     (c) Without limiting the generality of Paragraph 57(b) above, in connection with Tenant’s maintenance of the Liebert AC units, Tenant shall obtain and keep in force a preventive maintenance contract providing for regular (at least quarterly) inspection and maintenance by a qualified service contractor(s) reasonably acceptable to Landlord. Prior to April 1 of each calendar year, Tenant shall deliver Landlord written confirmation from such service contractor(s) verifying that such a contract has been entered into and that the required service will be provided. Notwithstanding anything herein to the contrary, in no event shall Tenant’s obligation to maintain the IT Equipment (including the Liebert AC units) in good order and condition include any capital repairs or replacements, unless necessary due to Tenant’s negligence or willful misconduct. Additionally, in the event any capital repairs or replacements are necessary to maintain the Liebert AC units in good order and condition, the same shall be performed by Landlord, and Tenant shall only be required to pay an amortized portion of the cost of such capital repair or replacement falling due within the Term (including any renewal term) based upon the amortization of such capital repair or replacement over its useful life, as reasonably determined by Landlord.
     (d) Tenant acknowledges that the dedicated Liebert AC units servicing the server room portion of the Premises as well as two (2) heat pump units located on the 5th floor are serviced by a roof mounted cooling tower (the “Cooling Tower”) that also services other tenant’s dedicated HVAC systems. Although the Cooling Tower will be operated, maintained and repaired by Landlord, Tenant shall pay its proportionate share of the cost of such operation, maintenance and repair and such costs shall be paid by Tenant as Additional Rent within 30 days following invoice. Tenant’s “proportionate share” for purposes of this Paragraph 57(d) shall be a fraction, the numerator of which is the total tonnage of Tenant’s HVAC that is serviced by the Cooling Tower and the denominator of which is the total aggregate tonnage of HVAC that is serviced by the Cooling Tower. Subject to the terms and conditions of this Lease, Landlord shall permit Tenant to connect additional dedicated HVAC units to the Cooling Tower, subject to the Cooling Tower having adequate excess capacity.
     (e) TENANT ACKNOWLEDGES THAT LANDLORD IS NOT THE MANUFACTURER OR SUPPLIER OF THE IT EQUIPMENT, NOR THE AGENT THEREOF, AND THAT LANDLORD MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER IN CONNECTION WITH IT EQUIPMENT, INCLUDING WITHOUT LIMITATION, THE MERCHANTABILITY OF THE IT EQUIPMENT, ITS FITNESS FOR A PARTICULAR PURPOSE, ITS DESIGN OR CONDITION, ITS CAPACITY OR DURABILITY, OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN THE MANUFACTURE OR ASSEMBLY OF IT EQUIPMENT. Except as expressly set forth herein, Landlord is not responsible for any repairs or service to IT Equipment, defects therein or failures in the operation thereof. Landlord shall have no liability in connection with or arising out of the ownership, leasing, furnishing, performance or use of IT Equipment or, in any event, any special, indirect, incidental or consequential damages of any character, including, without limitation, loss of use of production facilities or equipment, loss of profits, property damage or lost production, whether suffered by Tenant or any third party.
58. Contingency
     Landlord and Tenant acknowledge that this Lease and all of the terms and conditions herein are expressly contingent upon Landlord entering into an early termination agreement for the Premises with Charles Schwab & Co., Inc., a California corporation (“Schwab”) on terms and conditions acceptable to Landlord in its sole and absolute discretion.
59. Counterparts
     The parties may execute this Lease in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by electronic means is as effective as executing and delivering this Lease in the presence of the other parties to this Lease. This Lease is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Lease, a party must produce or account only for the executed counterpart of the party to be charged. Any party delivering an executed counterpart of this Lease by electronic means shall also deliver a manually executed counterpart of this Lease, but the failure to do so does not affect the validity, enforceability, or binding effect of this Lease.

60. Acceptance
     This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant and Landlord’s receipt of any Security Deposit.

     Landlord and Tenant have executed and delivered this Lease as of the Lease Date specified in the Basic Lease Information.
Landlord:	6200 Stoneridge Mall Road Investors, llc, a Delaware limited liability company
By:	TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member
By:	TPF Equity REIT Operating Partnership GP llc, a Delaware limited liability company, its general partner

By:
Name:
Title:

Tenant:	Callidus Software Inc., a Delaware corporation

By:
Name:
Title:

S-1

Exhibit A
Diagram of the Premises

13722 R.S.F.
5699 R.S.F.
1262 R.S.F.
5131 R.S.F.

PLEASANTON CORPORATE COMMONS

FIRST FLOOR
6200 STONERIDGE MALL ROAD
PLEASANTON, CALIFORNIA

A-1

Fifth Floor
6200 Stoneridge Mall Road

A-2

Exhibit B
Tenant Improvements Work Letter
     This exhibit, entitled “Tenant Improvements Work Letter,” is and shall constitute Exhibit B to the Lease Agreement, dated as of the Lease Date, by and between Landlord and Tenant for the Premises. The terms and conditions of this Exhibit B are hereby incorporated into and are made a part of the Lease. Capitalized terms used, but not otherwise defined, in this Exhibit B have the meanings ascribed to such terms in the Lease.
     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of improvements to the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction within the Premises, in sequence, as such issues will arise during such construction. All references in this Tenant Work Letter to Paragraphs of “this Lease” shall mean the relevant portions of the Lease, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Tenant Work Letter.
1. Tenant Improvements
     1.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of thirty dollars ($30.00) for each rentable square foot of the Premises for the costs relating to the initial design (including consultant and project management fees), permitting and construction of Tenant’s improvements which are affixed to the Premises (collectively, the “Tenant Improvements”) and for the “Tenant Improvement Allowance Items,” as that term is defined in Section 1.2(a) below. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall have no claim for any Tenant Improvement Allowance, and Landlord shall have no obligation to reimburse Tenant for any Tenant Improvement costs, that have not been requested by January 1, 2012. Notwithstanding anything in this Lease to the contrary, if any if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA as a result of the construction of the Tenant Improvements, then such work shall be the sole responsibility of Landlord and the costs thereof shall not be included in the cost of the Tenant Improvements.
          1.2 Disbursement of the Tenant Improvement Allowance.
     (a) Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”) and, except as otherwise specifically and expressly provided in this Tenant Work Letter, Landlord shall not deduct any other expenses from the Tenant Improvement Allowance. The Tenant Improvement Allowance Items shall consist of:
          (i) Payment of the fees and costs of the “Architect” and the “Engineers,” as those terms are defined in Section 2.1 of this Tenant Work Letter, costs paid to Tenant’s consultants in connection with the design, construction and move into the Premises and all related design and construction costs, including the fees and costs of Tenant’s project management consultant;
          (ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
          (iii) The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, and trash removal and cleaning costs, cabling, supplemental cooling and electrical equipment, after hours utility usage, and contractors’ fees, insurance and general conditions;
          (iv) The cost of any changes in the base Building when such changes are required by Tenant’s occupancy and as noted in the approved Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or to comply with Laws, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
          (v) The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes; and
          (vi) any applicable sales and use taxes; and
          (vii) the cost of furniture, fixtures, signage, security, racks and other equipment installed in the Premises, not to exceed seven dollars ($7.00) for each rentable square foot of the Premises.
     (b) Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
          (i) Monthly Disbursements. From time-to-time, but not more frequently than monthly (each, a “Submittal Date”) during the period from the date hereof through the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (A) a request for payment of the “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, and/or to the “Architect” and/or to the “Engineers,” as such terms are defined in Section 2.1 below, and/or to Tenant’s various consultants or other persons or entities entitled to payment (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed; (B) invoices from all of Tenant’s Agents (hereinafter defined) for labor rendered and materials and equipment delivered to the Premises for the applicable payment period; (C) executed conditional mechanics’ lien releases from all of applicable Tenant’s Agents that have mechanic lien rights, which shall substantially comply with the appropriate provisions of California Civil Code Section 3262(d) or unconditional releases if appropriate; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items or FF&E costs, for which the payment scheme set forth in items (A) through

(C) above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (D) all other information reasonably requested in good faith by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord. Within thirty (30) days following the Submittal Date, and assuming Landlord receives all of the information described in items (A) through (D) above, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant or if Tenant elects, to the Contractor, subcontractor, architect, engineer or consultant designated by Tenant and/or a separate check to Tenant where Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has paid such Contractor (or other supplier of services or goods) accompanied when appropriate by unconditional lien releases, or any other provider of goods and services designated by Tenant to Landlord, and Tenant in payment of the lesser of: (1) the amounts so requested by Tenant, as set forth above in this Section 1.2(b)(i), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); provided, however, that no such retention shall be duplicative of the retention Tenant would otherwise withhold (but will not withhold) pursuant to its agreement with such Contractor and no such deduction shall be applicable to amounts due to Tenant’s consultants, the Architect, or the Engineer or for Non-Construction Allowance Items or other Tenant Improvement Allowance Items in connection with the payment of suppliers for materials delivered to the Premises and subcontractors for completing performance of their work substantially in advance of the completion of the Tenant Improvements pursuant to the Approved Construction Drawings, and (2) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). In the event that Landlord or Tenant identifies any material non-compliance with the Approved Construction Drawings, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and Tenant shall cause such work to be corrected so that such work is no longer substandard. Such procedure shall also be applicable in connection with the payment of the Final Retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant receives a check payable to anyone other than solely to Tenant, Tenant may return such check to Landlord and receive a replacement check made payable only to Tenant within ten (10) business days, if Tenant provides the releases and evidence to the extent required above to receive a check payable solely to Tenant.
          (ii) Final Retention. A check for the Final Retention payable jointly to Tenant and Contractor (or payable solely to Tenant if Contractor is no longer owed any money by Tenant for work performed in the Premises) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (A) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (B) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed in accordance with the terms of this Tenant Work Letter, and (C) Tenant fulfills its obligations pursuant to Section 3.3 of this Tenant Work Letter.
          (iii) Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items or are otherwise expressly permitted hereunder.
     (c) Tenant Improvement Specifications. The Tenant Improvements shall be constructed with new or like-new materials and of a quality consistent with interior tenant improvements generally found in a Class A office building.
2.	Construction Drawings
     2.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner approved by Landlord, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2. Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises as part of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply at a minimum with Landlord’s Specifications and shall be in a drawing format reasonably acceptable to Landlord. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith, except to the extent that Landlord has specifically requested a modification to the Construction Drawings as a condition to Landlord’s approval of the Construction Drawings, and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. Each time Landlord is granted the right to review, consent or approve the Construction Drawings or any component thereof (collectively, “Consent”), such Consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this agreement, Landlord consents to the selection and use of Interior Architects (IA), and Acies Engineering as acceptable Architects and Engineers for preparing drawings Tenants Construction Drawings.
     2.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for the Tenant Improvements (the “Final Space Plan”), and shall deliver the Final Space Plan to Landlord for Landlord’s approval. The Final Space Plan shall show all corridors, internal and external offices and partitions, and exiting. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Space Plan (i) approve the Final Space Plan, (ii)

approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) reasonably disapprove the Final Space Plan. If Landlord disapproves the Final Space Plan, Tenant may resubmit the Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 2.2, within five (5) business days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved. The Final Space Plan may be provided by Tenant to Landlord in one or more stages and at one or more times and the time periods set forth herein shall apply to each portion submitted.
     2.3 Completion of Construction Drawings. Once Landlord has approved the Final Space Plan, Tenant, the Architect and the Engineers shall complete the Construction Drawings for the Premises in a form which is sufficient to obtain applicable permits and shall submit such Construction Drawings to Landlord for Landlord’s approval. Landlord shall, within ten (10) business days after Landlord’s receipt of the Construction Drawings, either (i) approve the Construction Drawings, which approval shall not be unreasonably withheld if the same are logical evolutions of the Final Space Plan and do not deviate in any material respect therefrom, (ii) approve the Construction Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to submitting the Approved Construction Drawings for permits as set forth in Section 2.4 below of this Tenant Work Letter, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions. If Landlord disapproves the Construction Drawings, Tenant may resubmit the Construction Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Construction Drawings, based upon the criteria set forth in this Section 2.3, within five (5) business days after Landlord receives such resubmitted Construction Drawings. Such procedure shall be repeated until the Construction Drawings are approved.
     2.4 Approved Construction Drawings. The Construction Drawings for the Tenant Improvements shall be approved by Landlord (the “Approved Construction Drawings”) prior to the commencement of construction of the Tenant Improvements. Tenant shall, at its sole cost and expense, cause to be obtained all applicable building permits required in connection with the construction of the Tenant Improvements (“Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate at no cost to Landlord with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such Permits or certificate of occupancy. No changes, modifications or alterations in the Approved Construction Drawings may be made without the prior written consent of Landlord pursuant to the terms of Section 2.5 below.
     2.5 Change Orders. In the event Tenant desires to change the Approved Construction Drawings, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Construction Drawings. Landlord shall, within four (4) business days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, which approval shall not be unreasonably withheld if the same is consistent with the Final Space

Plan or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval. Notwithstanding the foregoing, Landlord’s consent shall not be required for Tenant Changes which meet the criteria for Alterations that do not require the consent of Landlord pursuant to the terms of Paragraph 12(a) above; provided, however that Tenant shall provide Landlord with written notice of any such Tenant Changes.
3.	Construction of the Tenant Improvements
     3.1 Tenant’s Selection of Contractors.
     (a) The Contractor. Tenant shall retain a licensed general contractor (the “Contractor”) pre-approved by Landlord, which approval shall not be unreasonably withheld or delayed, prior to Tenant causing the Contractor to construct the Tenant Improvements.
     (b) Tenant’s Agents. All major trade subcontractors and suppliers used by Tenant (such major trade subcontractors and material suppliers along with all other laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, subject to the terms hereof, Tenant shall cause Landlord’s designated structural, mechanical and life safety subcontractors to be retained in connection with the Tenant Improvements. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. The Contractor and the Contractor’s subcontractors (collectively, “Tenant’s Contractors”) and their respective workers shall conduct their activities in and around the Premises, the Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and supplies at the Premises, the Building and the Project.
     3.2 Construction of Tenant Improvements by Tenant’s Agents.
     (a) Construction Contract. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor.
     (b) Tenant’s Agents.
          (i) Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (A) the Tenant Improvements shall be constructed in conformance with the Approved Construction Drawings; (B) Tenant’s Contractors shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant and Tenant’s Contractors of any changes which are reasonably necessary thereto in order to avoid interference with Landlord’s work or unreasonable disruption of existing tenants and Tenant’s Contractors shall adhere to such corrected schedule; and (C) Tenant shall abide by all construction guidelines and reasonable rules made by Landlord’s Project manager with respect to any matter, within reason, in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.
          (ii) Indemnity. Tenant’s indemnity of Landlord as set forth, qualified and conditioned in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. The waivers of subrogation set forth in this Lease pertaining to property damage shall be fully applicable to damage to property arising as a result of any work performed pursuant to the terms of this Tenant Work Letter.
          (iii) Requirements of Tenant’s Agents. Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after final completion. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
          (iv) Insurance Requirements.
          (A) General Coverages. Tenant’s Contractor and major trade subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by such parties shall be in an amount which is customary for such respective parties employed by tenants constructing improvements in the Comparable Buildings), and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors.
          (B) Special Coverages. Contractor shall carry “Builder’s All Risk” insurance, in an amount approved by Landlord but not more than the amount of the Contract, covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord (to the extent they are generally required by landlords of Comparable Buildings) and shall be in a form and with companies as are required to be carried by Tenant pursuant to the terms of this Lease.
          (C) General Terms. Certificates for all insurance carried pursuant to this Section 3.2(b)(iv) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof and this Lease is not terminated, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the completion of the Tenant Improvements. All such insurance relating to property, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2(b)(ii) of this Tenant Work Letter and Tenant’s right with respect to the waiver of subrogation.
     (c) Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all Laws; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
     (d) Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. In the event that Landlord should disapprove any portion of the Tenant Improvements during an inspection, Landlord shall notify Tenant in writing within a reasonable time of such inspection of such disapproval and shall specify in reasonably sufficient detail the items disapproved. Any defects or deviations in, and/or disapprovals in accordance herewith by Landlord of, the Tenant Improvements shall be rectified by Tenant at Tenant’s expense and at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure, take such action as Landlord deems necessary to correct the same, at Tenant’s expense, and at no additional expense to Landlord, and without incurring any liability on Landlord’s part.
     (e) Meetings. Commencing upon the execution of this Lease, Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreeable by Tenant and Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings in person or via conference call. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of the request by Tenant of Contractor’s current request for payment.
     3.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion, which Landlord shall execute if factually correct, and Tenant shall cause such Notice of Completion to be recorded in the appropriate office of the county recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) CD-ROMs of such updated Approved Construction Drawings, in CAD format, within forty-five (45) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
4.	Miscellaneous
     4.1 Tenant’s Representative. Tenant has designated [please provide] as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     4.2 Landlord’s Representative. Landlord has designated [to be provided] as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     4.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
     4.4 Tenant’s Lease Default. Notwithstanding any terms to the contrary contained in this Lease, if Tenant is in default of this Lease (including, without limitation, this Tenant

Work Letter) at any time on or before the completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such inaction by Landlord). Notwithstanding the forgoing, if a default by Tenant is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.

Exhibit C
Rules and Regulations
     This exhibit, entitled “Rules and Regulations,” is and shall constitute Exhibit C to the Lease Agreement, dated as of the Lease Date, by and between Landlord and Tenant for the Premises. The terms and conditions of this Exhibit C are hereby incorporated into and are made a part of the Lease. Capitalized terms used but not otherwise defined in this Exhibit C have the meanings ascribed to such terms in the Lease.
     1. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the consent of Landlord.
     2. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.
     3. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, except to the extent that Tenant is permitted to use the same under the terms of Paragraph 32 of the Lease.
     4. Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.
     5. Landlord shall provide Tenant a minimum of 120 building access cards/keys. Tenant shall not make any duplicate keys or key cards to the Premises or the Building without the prior consent of Landlord.
     6. Tenant shall park motor vehicles in Parking Areas designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow around the Building or the Project and loading and unloading areas of other tenants. Tenant shall not park motor vehicles in designated Parking Areas after the conclusion of normal daily business activity.
     7. Tenant shall not disturb, solicit or canvas any tenant or other occupant of the Building or the Project and shall cooperate to prevent same.
     8. No person shall go on the roof without Landlord’s permission.
     9. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or in noise-dampening housing or other devices sufficient to eliminate noise or vibration.
     10. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

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     11. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.
     12. Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises. No displays or sales of merchandise shall be allowed in the parking lots or other common areas.
     13. Tenant shall not permit any animals, including, but not limited to, any household pets (but excluding service animals, which are permitted), to be brought or kept in or about the Premises, the Building, the Project or any of the common areas.

C-2

Exhibit D
Form of Estoppel Certificate
                              , a                            (“Tenant”) hereby certifies to                                and its successors and assigns that Tenant leases from                          , a                           (“Landlord”) approximately             square feet of space (the “Premises”) in                      pursuant to that certain Lease Agreement dated                     , 20      by and between Landlord and Tenant, as amended by                      (collectively, the “Lease”), a true and correct copy of which is attached hereto as Exhibit A. Tenant hereby certifies to                                         , that as of the date hereof:
     2. The Lease is in full force and effect and has not been modified, supplemented or amended, except as set forth in the introductory paragraph hereof.
     3. Tenant is in actual occupancy of the Premises under the Lease and Tenant has accepted the same. Landlord has performed all obligations under the Lease to be performed by Landlord, including, without limitation, completion of all tenant work required under the Lease and the making of any required payments or contributions therefor. Tenant is not entitled to any further payment or credit for tenant work.
     4. The initial term of the Lease commenced                     , 20      and shall expire                      , 20     . Tenant has the following rights to renew or extend the term of the Lease or to expand the Premises:                                         .
     5. Tenant has not paid any rentals or other payments more than one (1) month in advance except as follows:                                              .
     6. Base Rent payable under the Lease is                      Dollars ($                     ). Base Rent and additional Rent have been paid through                     , 20     . There currently exists no claims, defenses, rights of set-off or abatement to or against the obligations of Tenant to pay Base Rent or Additional Rent or relating to any other term, covenant or condition under the Lease.
     7. There are no concessions, bonuses, free months’ rent, rebates or other matters affecting the rentals except as follows:                                                              .
     8. No security or other deposit has been paid with respect to the Lease except as follows:                                                              .
     9. Landlord is not currently in default under the Lease and there are no events or conditions existing which, with or without notice or the lapse of time, or both, could constitute a default of Landlord under the Lease or entitle Tenant to offsets or defenses against the prompt payment of rent except as follows:                                                              . Tenant is not in default under any of the terms and conditions of the Lease nor is there now any fact or condition which, with notice or lapse of time or both, will become such a default.

D-1

     10. Tenant has not assigned, transferred, mortgaged or otherwise encumbered its interest under the Lease, nor subleased any of the Premises nor permitted any person or entity to use the Premises except as follows:                                                              .
     11. Tenant has no rights of first refusal or options to purchase the property of which the Premises is a part.
     12. The Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises.
     Tenant acknowledges that the parties to whom this certificate is addressed will be relying upon the accuracy of this certificate in connection with their acquisition and/or financing of the Premises.
     In Witness Whereof, Tenant has caused this certificate to be executed this            day of                     , 20     .

Tenant:	,

a

By:
Name:
Title:

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Exhibit E
Form of Subordination, Non-Disturbance and Attornment Agreement
     This Agreement is dated the            day of                      , 20     , and is made between                                , a                            having a place of business and mailing address of                                (“Mortgagee”), and                                , a                                having a place of business and mailing address of                                       (“Tenant”).
Recitals:
I.	Tenant has entered into a certain lease (“Lease”) dated , 20 , with , as lessor (“Landlord”) covering certain premises known as , being part of a premises commonly known as and located in (the “Premises”).

II.	Mortgagee has agreed to make a mortgage loan in the amount of Dollars ($ ) (together with all amendments, modifications, supplements, renewals, extensions, spreaders and consolidations thereto, the “Mortgage”) to Landlord, secured by the Premises, and the parties desire to set forth their agreement herein.
     Now, Therefore, in consideration of the Premises, and of the sum of One Dollar ($1.00) by each party in hand paid to the other, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
A.	Said Lease is and shall be subject and subordinate to the Mortgage insofar as it affects the real property of which the Premises form a part to the full extent of the amounts secured thereby and interest thereon.

B.	Tenant agrees that it will attorn to and recognize any purchaser at a foreclosure sale under the Mortgage, any transferee who acquires the Premises by deed in lieu of foreclosure, and the successors and assigns of such purchaser(s), as its landlord for the unexpired balance (and any extensions, if exercised) of the term of said Lease upon the same terms and conditions set forth in said Lease.

C.	If it becomes necessary to foreclose the Mortgage, Mortgagee will not terminate said Lease nor join Tenant in summary or foreclosure proceedings (unless such joinder shall be required to protect Mortgagee’s interest under the Mortgage and in which case Mortgagee shall not seek affirmative relief from Tenant in such action or proceeding) so long as Tenant is not in default under any of the terms, covenants, or condition of said Lease.

D.	If Mortgagee succeeds to the interest of Landlord under the Lease, Mortgagee shall not be:
1.	liable for any act or omission of any prior landlord (including Landlord); or

2.	liable for the return of any security deposit not delivered to Mortgagee by Landlord; or

Addendum-1

3.	subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or

4.	bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or

5.	bound by any amendment, modification, extensions or renewal of the Lease made without Lender’s consent; or

6.	bound by any representation or warranty not in the Lease made by any prior landlord (including Landlord).
E.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

F.	Tenant agrees to give Mortgagee, by registered or certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rent and Leases, or otherwise) of the address of such Mortgagee. Tenant further agrees that Tenant shall not terminate the Lease nor abate rents thereunder or claim an offset against rents thereunder unless notice has been given to Mortgagee and Mortgagee has been given a reasonable period of time (including a period of time to commence and complete a foreclosure proceeding) to cure such default.

G.	Tenant acknowledges that it has notice that Landlord’s interest under the Lease and the rents thereunder have been collaterally assigned to Mortgagee as part of the security for the obligations secured by the Mortgage. Notice from Mortgagee to Tenant directing payment of rent and all other sums due under the Lease shall have the same effect under the Lease as a notice to Tenant from Landlord and Tenant agrees to be bound by such notice. In the event of any conflict or inconsistency between a notice from Landlord and a notice from Mortgagee, the notice from Mortgagee shall control.

H.	This Agreement shall not be modified, amended or terminated except by a writing duly executed by the party against whom the same is sought to be enforced.

I.	This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the laws of conflicts) of the state in which the Premises are located.

Addendum-2

     In Witness Whereof, the parties hereto have executed these presents as of the day and year first above written.

Date	Mortgagee:
By:
Its:
Address:

Date	Tenant:
By:
Its:

Addendum-3

Exhibit F
List of IT Equipment
1.	Liebert AC Unit #1

2.	Liebert AC Unit #2

3.	UPS

4.	UPS bypass

5.	Distribution panel (3)

6.	large security panels (2)

7.	small security panels (6)

8.	backboard with copper wires

9.	data panels on backboard (6)

10.	teltrend machines (3)

11.	X Large racks (2)

12.	Siemens server racks (2)

13.	large lockers (3)

14.	Compaq lockers (3)

15.	Liebert alarm

16.	security panel

17.	security monitor